Exhibit 10.2

Execution Version

BACKSTOP COMMITMENT AGREEMENT

BY AND AMONG

AVAYA HOLDINGS CORP.,

THE OTHER DEBTORS

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of February 14, 2023

i

TABLE OF CONTENTS (cont’d)

ii

TABLE OF CONTENTS (cont’d)

SCHEDULES

Schedule 1 Commitment Schedule

Company Disclosure Schedules

Exhibit A Form of Transfer Notice

iii

BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of February 14, 2023, is made by and among Avaya Holdings Corp., a Delaware corporation (including as debtor in possession and a reorganized debtor, as applicable, the “Company”), and each of the other Debtors (as defined below), on the one hand, and each Commitment Party (as defined below), on the other hand. The Company, the other Debtors and the Commitment Parties are referred to herein, collectively, as the “Parties,” and each, individually, a “Party.” Capitalized terms that are used but not otherwise defined in this Agreement shall have the respective meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Plan (as defined below).

RECITALS

WHEREAS, the Debtors, the Commitment Parties and the other Consenting Stakeholders are party to a Restructuring Support Agreement (including the terms and conditions set forth in the Restructuring Term Sheet attached as Exhibit B thereto (such exhibit and all exhibits and annexes thereto, as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Term Sheet”)), dated February 14, 2023, by and among the Debtors and the other signature parties thereto (the Restructuring Term Sheet, the Restructuring Support Agreement and all other annexes and exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a joint plan of reorganization to be filed in voluntary bankruptcy cases to be commenced under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court” and such cases, the “Chapter 11 Cases”), implementing the terms and conditions of the Restructuring Transactions;

WHEREAS, pursuant to the Restructuring Support Agreement and the Plan, the Company will conduct the Rights Offering, pursuant to which each holder of a First Lien Claim (exclusive of the B-3 Escrow Claims) (i) will be offered Subscription Rights to participate in the Rights Offering for the Rights Offering Term Loans to be funded at par value, in an amount equal to such holder’s Pro Rata Share of the Rights Offering Amount, and (ii) upon the funding of Rights Offering Term Loans following the exercise of Subscription Rights, will be issued the New RO Common Stock in accordance with the Rights Offering Procedures; and

WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed to fund (on a several and not a joint basis) its Commitment Amount (to the extent such Commitment Party has any Unfunded Amount) of the Backstop Term Loans, if any, and each Commitment Party will be entitled to receive the RO Backstop Shares and Premium Shares in amounts as described herein and in the Restructuring Support Agreement and subject to the terms and conditions hereof and thereof.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Schedules hereto), the following terms shall have the respective meanings specified therefor below or in the Plan, as applicable:

“Advisor Fees” has the meaning set forth in Section 3.3(a).

“Advisors” means the Akin Ad Hoc Group Advisors, the PW Ad Hoc Group Advisors, and the Secured Exchangeable Notes Advisors.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and shall include the meaning of “affiliate” set forth in section 101(2) of the Bankruptcy Code as if such person were a debtor. “Affiliated” has a correlative meaning.

“Affiliated Fund” means (a) any investment fund the primary investment advisor or sub-advisor to which is the primary investment advisor or sub-advisor to a Commitment Party or an Affiliate thereof, (b) one or more special purpose vehicles that are wholly owned by one or more Commitment Party and its Affiliated Funds, created for the purpose of holding the Rights Offering Backstop Commitment or (c) any Person, or any of its Affiliates, that is party to a derivative or participation transaction with a Commitment Party pursuant to which there is a transfer of the economics of ownership of First Lien Claims, Exit Term Loans or any securities to or from such Person.

“Agreement” has the meaning set forth in the Preamble.

“AI Technology” means deep learning, machine learning and other artificial intelligence technologies, including any and all (a) proprietary algorithms, Software or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests and k-means clustering), or reinforcement learning and (b) proprietary embodied artificial intelligence and related hardware or equipment.

“Akin Ad Hoc Group” has the meaning set forth in the Restructuring Support Agreement.

“Akin Ad Hoc Group Advisors” has the meaning set forth in the Restructuring Support Agreement.

“Alternative Restructuring Proposal” has the meaning set forth in the Restructuring Support Agreement.

“Amended RingCentral Contracts” has the meaning set forth in the Restructuring Support Agreement.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States, and any other Governmental Entity, whether domestic or foreign, having jurisdiction pursuant to, or enforcing, the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 4.7.

“Available RO Term Loans” means, with respect to Section 2.3, the amount of a Defaulting Commitment Party’s Rights Offering Backstop Commitment.

“B-3 Escrow Claims” has the meaning set forth in the Restructuring Support Agreement.

“Backstop Term Loans” means the Exit Term Loans not subscribed for in the Rights Offering which are funded by the Commitment Parties in accordance with this Agreement.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“BCA Approval Obligations” means the obligations of the Company and the other Debtors under this Agreement and the BCA Approval Order.

“BCA Approval Order” means an Order of the Bankruptcy Court that is not subject to a stay (under Bankruptcy Rule 6004(h) or otherwise) that (a) authorizes the Debtors to enter into and perform under this Agreement, including all exhibits and other attachments hereto, (b) authorizes the payment of the expenses and other amounts required to be paid by the Debtors hereunder, including, but not limited, to the Commitment Premium and Expense Reimbursement, (c) approves the indemnification provisions contained in this Agreement, (d) provides that the Commitment Premium, Expense Reimbursement and the indemnification provisions contained herein shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall be payable by the Debtors as provided in this Agreement without further Order of the Bankruptcy Court and (e) otherwise is in form and substance satisfactory to the Requisite Commitment Parties, which Order may be the Confirmation Order.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.6(a).

“Closing Date” has the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 4.14(a).

“Commitment Amount” means, with respect to any Commitment Party, such Commitment Party’s commitment amount as set forth opposite such Commitment Party’s name under the column titled “Commitment Amount” on the Commitment Schedule.

“Commitment Party” means each Party listed as a “Commitment Party” on the Commitment Schedule. Unless the context otherwise requires, each reference herein to a Commitment Party shall be deemed also to include a reference to such Commitment Party’s Related Purchaser, if applicable.

“Commitment Party Default” means the failure by any Commitment Party or its Related Purchasers (as applicable) to deliver and pay its respective Funding Amount by the Segregated Account Funding Date in accordance with Section 2.5(b).

“Commitment Party Replacement” has the meaning set forth in Section 2.3(a).

“Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).

“Commitment Premium” has the meaning set forth in Section 3.1.

“Commitment Schedule” means Schedule 1 to this Agreement, as amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Commitment Transfer” has the meaning set forth in Section 2.4(b).

“Common Shares” means the new common equity interests in the reorganized Company.

“Company” has the meaning set forth in the Preamble, and for the avoidance of doubt shall also include any different corporate form or a Person other than the Company that will serve as the parent entity of the Debtors and the issuer of Common Shares on the Plan Effective Date (after consummation of the Plan), as applicable.

“Company Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other compensation or benefits plan, policy, program, arrangement or payroll practice, and each other stock or equity purchase, stock or equity option, or other equity or equity-based award, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, retirement, fringe benefit and other benefit plan, agreement, program, policy, legally binding commitment or other arrangement, other than a Foreign Plan or a Multiemployer Plan, established, sponsored, maintained or contributed to or required to be contributed to by any Debtor.

“Company Claims/Interests” has the meaning set forth in the Restructuring Support Agreement.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Commitment Parties on the date of this Agreement.

“Company Organizational Documents” means collectively, the organizational documents of the Company, including any certificate of formation, articles of incorporation, limited liability company agreement, bylaws or any similar documents, as applicable.

“Company Products” means any and all products and services that are or have been marketed, offered, sold, licensed, provided or distributed by the Company or any other Debtor in the two (2) years prior to the date of this Agreement.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Debtors.

“Confidentiality Agreement” has the meaning set forth in the Restructuring Support Agreement.

“Confirmation Order” has the meaning set forth in the Restructuring Support Agreement.

“Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Debtors” has the meaning set forth in the Restructuring Support Agreement.

“Defaulting Commitment Party” means, in respect of a Commitment Party Default that is continuing, the applicable defaulting Commitment Party.

“Deferred Compensation Liability” means the amount, as of immediately prior to the date hereof and on and as of the Closing Date, of all distributions that may become payable in respect of any non-qualified deferred compensation plan established, maintained, sponsored, or contributed, or required to be contributed, by a Debtor, including any supplemental retirement plan, and account balances thereunder.

“Definitive Documents” has the meaning set forth in the Restructuring Support Agreement.

“DIP ABL Facility” has the meaning set forth in the Restructuring Support Agreement.

“DIP Orders” has the meaning set forth in the Restructuring Support Agreement.

“DIP Term Loan Facility” has the meaning set forth in the Restructuring Support Agreement.

“DIP Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

“Disclosure Statement” has the meaning set forth in the Restructuring Support Agreement.

“DTC” means The Depository Trust Company.

“End User” means a Person who purchases, accesses and uses, whether directly or indirectly, any Company Product for such Person’s own benefit and not that of another Person.

“Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, statutes, codes, ordinances, orders in council, Orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, health and safety matters (to the extent relating to the environment or Hazardous Materials), or the presence, use, manufacturing, production, generation, handling, management, transportation, treatment, recycling, storage, importing, labeling, testing, Release or threatened Release, cleanup, or control of Hazardous Materials.

“Equity Interests” has the meaning set forth in the Restructuring Support Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Debtors, is, or at any relevant time during the past six (6) years was, treated as a single employer or under common control under or within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and including any rule or regulation promulgated thereunder.

“Existing Commitment Party Purchaser” has the meaning set forth in Section 2.4(b).

“Exit ABL Facility” has the meaning set forth in the Restructuring Term Sheet.

“Exit Financing” means the Exit ABL Facility and the Exit Term Loans.

“Exit Term Loans” has the meaning set forth in the Restructuring Term Sheet.

“Expense Reimbursement” has the meaning set forth in Section 3.3(a).

“FCPA” has the meaning set forth in Section 4.26.

“Filing Party” has the meaning set forth in Section 6.11(b).

“Final Order” has the meaning set forth in the Restructuring Support Agreement.

“Financial Reports” has the meaning set forth in Section 6.5.

“Financial Statements” has the meaning set forth in Section 4.9.

“First Lien Claims” has the meaning set forth in the Restructuring Term Sheet.

“Foreign Plan” has the meaning set forth in Section 4.22(b).

“Funding Amount” has the meaning set forth in Section 2.5(a).

“Funding Deadline Notice” has the meaning set forth in Section 2.5(b).

“Funding Notice” has the meaning set forth in Section 2.5(a).

“Funding Notice Date” has the meaning set forth in Section 2.5(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the time period(s) involved.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the Processing of Personal Data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” has the meaning of “governmental unit” set forth in section 101(27) of the Bankruptcy Code.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents which are regulated by Environmental Law or which can give rise to liability under any Environmental Law or any third party claim, including explosive or radioactive substances or petroleum or any fraction thereof, petroleum distillates, petroleum products, natural gas, asbestos or asbestos containing materials, per- or polyfluoroalkyl substances, polychlorinated biphenyls, toxic mold or radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Incidental License” means any non-exclusive license entered into in the ordinary course of business that is not material to the applicable business and merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license, such as: (a) a sales or marketing or similar Contract that includes a license to use trademarks for the purposes of promoting the goods or services of the Company or any other Debtor, (b) a vendor Contract that includes permission for the vendor to identify the Company or any other Debtor as a customer of the vendor, (c) a Contract to purchase or lease equipment or materials, such as a photocopier, computer or mobile phone that also contains a license of Intellectual Property Rights or (d) a license for the use of Software that is preconfigured, preinstalled or embedded on hardware or other equipment.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Information Privacy and Security Laws” means any applicable Law, any binding guidance issued by any Governmental Entity thereunder or any binding applicable self-regulatory guidelines relating to (a) the privacy, protection, integrity or security of Personal Data, including as relevant to the Processing of Personal Data or (b) requirements for websites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following to the extent applicable to the Company and each other Debtor: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the PCI DSS, the GDPR (and any European Union member states’ Laws implementing them), the Canadian Personal Information Protection and Electronic Documents Act, Japan’s Act on the Protection of Personal Information, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state privacy and data security Laws, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws and other applicable data protection Laws of the jurisdictions in which the Company or any other Debtor operates or which are otherwise applicable to their respective businesses.

“Intellectual Property Rights” has the meaning set forth in Section 4.15(a).

“Investment Company Act” has the meaning set forth in Section 4.29.

“IP Contract” has the meaning set forth in Section 4.15(e).

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” has the meaning set forth in Section 2.4(b).

“Joint Filing Party” has the meaning set forth in Section 6.11(c).

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, interim chief financial officer, general counsel, and chief restructuring officer of the Company.

“Law” has the meaning set forth in the Restructuring Support Agreement.

“Leased Real Property” means any and all parcels of or interests in real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, any of the Debtors or their respective Subsidiaries, as of the date of this Agreement, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the lease, license or occupancy right thereof, which is used or intended to be used in the Debtors’ business.

“Legal Proceedings” has the meaning set forth in Section 4.13.

“Legend” has the meaning set forth in Section 6.10.

“Lender Subscription Form” has the meaning set forth in the Rights Offering Procedures.

“Lien” means any lien, adverse claim, charge, option, warrant, right of first refusal or first offer, escrow, servitude, security interest, mortgage, pledge, reservation, equitable interest, deed of trust, indenture, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, lease, sublease, license, preemptive right, community property interest, collateral assignment, infringement, hypothecation, right of way, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code, or other restrictions or encumbrances of any kind.

“Lookback Date” means September 30, 2021.

“Losses” has the meaning set forth in Section 8.1.

“Management Incentive Plan” means a post-Plan Effective Date equity incentive plan providing for the issuance from time to time, of equity and equity-based awards with respect to the New Equity Interests, as approved by the board of directors of the Company, in accordance with and subject to the terms and conditions of the Plan and the Restructuring Support Agreement.

“Material Adverse Effect” means any Event, which individually, or together with all other Events, has had a material and adverse effect on (a) the business, assets, liabilities, finances, properties, prospects, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Transaction Agreements, including the Rights Offering; provided, that in the case of clause (a), except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby (including any act or omission of the Debtors expressly required or prohibited, as applicable, by the Restructuring Support Agreement or this Agreement or consented to or required by the Requisite Commitment Parties in writing); (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the departure of officers or directors of any of the Debtors not in contravention of the terms and conditions of this Agreement (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the filing of the Chapter 11 Cases or actions taken in connection with the Chapter 11 Cases that are directed by the Bankruptcy Court and made in compliance with the Bankruptcy Code and the Transaction Agreements; (vii) declarations of national emergencies in the United States or natural disasters in the United States; (viii) the events leading up to the filing of the Chapter 11 Cases that were publicly disclosed prior to the Closing Date and are set forth in Section 1.1(a) of the Company Disclosure Schedules or (ix) the occurrence of a Commitment Party Default; provided, that the exceptions set forth in clauses (i), (ii) and (vii) shall not apply to the extent that such Event is disproportionately adverse to the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

“Material Contracts” means all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any of the Debtors is a party. For the avoidance of doubt, the term “Material Contracts” shall include any (a) IP Contracts, (b) Contract to provide Source Code for any Company Product to any third Person, including any Contract to put such Source Code in escrow with a third Person on behalf of a licensee or contracting party, other than Contracts with employees and contractors of the Debtors pursuant to which such employee or contractor is provided Source Code for use solely in connection with such employee’s or contractor’s performance of services for the Company or any other Debtor, and (c) Contract containing any indemnification, warranty, support, maintenance or service obligation on the part of the Debtors, other than, solely with respect to this sub-section (c), any such Contract entered in the ordinary course of the business of the Debtors.

“Milestones” has the meaning set forth in the Restructuring Support Agreement.

“Money Laundering Laws” has the meaning set forth in Section 4.27(a).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Debtors or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six (6) plan years made or accrued an obligation to make contributions, or each such plan with respect to which any such entity has any actual or contingent liability or obligation.

“New Equity Interests” means the new equity interests in the Company to be issued on the Plan Effective Date.

“New RO Common Stock” has the meaning set forth in Section 2.1(b).

“Non-Consenting Commitment Party” has the meaning set forth in Section 6.14.

“Non-Participant Term Loan Allocation” means, with respect to a holder of a First Lien Claim, a dollar principal amount of Exit Term Loans equal to the result of the following formula: (a) a fraction (expressed as a percentage), the numerator of which is the First Lien Claims (exclusive of any B-3 Escrow Claims) held by such holder and the denominator of which is all First Lien Claims (exclusive of the B-3 Escrow Claims) multiplied by (b) 300 million.

“Noteholder Beneficial Owner Subscription Form” has the meaning set forth in the Rights Offering Procedures.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for Open Source Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of distribution of the Software licensed thereunder, that other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works or (c) be redistributed at no charge.

“Open Source Software” means any Software, freeware, shareware or other materials that are distributed as “free software” or “open source software” or are otherwise generally distributed publicly or made publicly available under terms of an Open Source License.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Ordinary Course License” means any of the following agreements of the Company or any other Debtor: (i) any license contained in a customer subscription, license or service agreement with respect to any Company Product, (ii) any confidentiality agreement, or (iii) any other license with respect to Intellectual Property Rights that is non-exclusive and entered into in the ordinary course of business, consistent with past practice.

“Outside Date” means the date that is 180 days after the Petition Date, subject to any waiver or extension pursuant to Section 2.3(a).

“Owned Real Property” means, collectively, all real property owned in fee by any of the Debtors or their respective Subsidiaries, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof, which is used or intended to be used in the Debtors’ business.

“Participant Term Loan Allocation” means, with respect to a holder of a First Lien Claim (exclusive of the B-3 Escrow Claims), a dollar principal amount of Exit Term Loans equal to the result of the following formula: (a) a fraction (expressed as a percentage), the numerator of which is the First Lien Claims (exclusive of any B-3 Escrow Claims) held by such holder and the denominator of which is all First Lien Claims (exclusive of the B-3 Escrow Claims) multiplied by (b) 150 million.

“Party” has the meaning set forth in the Preamble.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permitted Liens” means (a) statutory Liens for current Taxes that (i) are not yet due and payable as of the Closing Date or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto in accordance with GAAP and reflected in the Financial Statements; (b) operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar statutory Liens for labor, materials or supplies, provided any such Lien is incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that are not delinquent and that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, or, if for amounts that do materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto in accordance with GAAP and which are identified on Section 1.1 of the Company Disclosure Schedules, but excluding any such matters to the extent arising out of a breach or default under the applicable lease or other license or occupancy agreement in connection with such Leased Real Property that is continuing as of the Closing Date; (c) zoning, building codes and other similar land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property (but excluding any material violation thereof); provided, that no such zoning, building codes and other land use Laws, individually or in the aggregate, have a Material Adverse Effect on the operation of the business of the Company as presently conducted; (d) easements, covenants, conditions, restrictions of record, and other similar recorded matters adversely affecting title to any Real Property that do not, individually or in the aggregate, materially interfere with the use and maintenance of or the conduct of the business of the Company, the other Debtors or their respective Subsidiaries, as presently conducted or their use of any of their respective assets; (e) Liens permitted under the DIP Term Loan Facility and the DIP ABL Facility; (f) Liens listed on Section 1.1 of the Company Disclosure Schedules; and (g) Liens that, pursuant to the Confirmation Order, will not survive beyond the Plan Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, household or device, including name, physical address, telephone number, email address, financial account number, password or PIN, device identifier or unique identification number, government-issued identifier (including Social Security Number and driver’s license number), medical, health or insurance information, gender, data of birth, educational or employment information, religious or political view or affiliation and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person, household or device). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any Information Privacy and Security Laws.

“Petition Date” has the meaning set forth in the Restructuring Support Agreement.

“Plan” has the meaning set forth in the Restructuring Support Agreement.

“Plan Effective Date” has the meaning set forth in the Restructuring Support Agreement.

“Plan Solicitation Order” means an Order, in form and substance reasonably acceptable to the Debtors and the Requisite Commitment Parties, approving the Disclosure Statement with respect to the Plan and approving the Rights Offering Procedures and the solicitation with respect to the Plan.

“Plan Supplement” has the meaning set forth in the Restructuring Support Agreement.

“Policies” has the meaning set forth in Section 4.16(a).

“Post-Effective Amendments” has the meaning set forth in Section 6.16.

“Pre-Closing Period” has the meaning set forth in Section 6.3(a).

“Premium Shares” has the meaning set forth in Section 2.1(d).

“Pro Rata Share” means a fraction (expressed as a percentage), the numerator of which is the First Lien Claims (exclusive of any B-3 Escrow Claims) held by the applicable holder of First Lien Claims and the denominator of which is all First Lien Claims (exclusive of the B-3 Escrow Claims).

“Processing” means any operation or set of operations which is performed on personal data or on sets of personal data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Put Election” has the meaning set forth in Section 2.2.

“Put Option” has the meaning set forth in Section 2.2.

“PW Ad Hoc Group” has the meaning set forth in the Restructuring Support Agreement.

“PW Ad Hoc Group Advisors” has the meaning set forth in the Restructuring Support Agreement.

“Real Property” means, collectively any and all Owned Real Property and Leased Real Property.

“Real Property Lease” means any lease, sublease, license or other contractual arrangement obligation pursuant to which the Debtors or their respective Subsidiaries hold any Leased Real Property as tenant, subtenant, licensee or occupant.

“Registration Rights Agreement” has the meaning set forth in Section 6.7(a).

“Regulation S” has the meaning set forth in Section 5.11(b).

“Related Party” has the meaning set forth in the Restructuring Support Agreement.

“Related Purchaser” means, with respect to any Commitment Party, any reasonably creditworthy Affiliate or Affiliated Fund of such Commitment Party (other than any portfolio company of such Commitment Party or its Affiliates) that such Commitment Party, in its sole discretion, designates as a “Related Purchaser” pursuant to Section 2.4(a).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment. “Released” has a correlative meaning.

“Reorganized Debtors” has the meaning set forth in the Restructuring Term Sheet.

“Replacement Funding Notice” has the meaning set forth in Section 2.3(a).

“Replacing Commitment Parties” has the meaning set forth in Section 2.3(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Required Akin Ad Hoc Group Members” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Stakeholders” has the meaning set forth in the Restructuring Support Agreement.

“Required PW Ad Hoc Group Members” has the meaning set forth in the Restructuring Support Agreement.

“Requisite Commitment Parties” means (i) the Commitment Parties holding more than 50% of the aggregate Rights Offering Backstop Commitments held by Commitment Parties that are members of the PW Ad Hoc Group and (ii) the Commitment Parties holding more than 50% of the aggregate Rights Offering Backstop Commitments held by Commitment Parties that are members of the Akin Ad Hoc Group, each as of the date on which the consent or approval of the Requisite Commitment Parties is solicited.

“Restricted Period” has the meaning set forth in Section 5.11(c).

“Restructuring Support Agreement” has the meaning set forth in the Recitals.

“Restructuring Term Sheet” has the meaning set forth in the Recitals.

“Restructuring Transactions” has the meaning set forth in the Restructuring Support Agreement.

“Rights Offering” means the rights offering of the Rights Offering Term Loans for the Rights Offering Amount in connection with the Restructuring Transactions substantially on the terms reflected in the Restructuring Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures, which is backstopped by the Commitment Parties.

“Rights Offering Amount” means an amount equal to $150,000,000.00.

“Rights Offering Backstop Commitment” has the meaning set forth in Section 2.2.

“Rights Offering Participants” means those Persons who duly subscribe for and fund Rights Offering Term Loans and will receive New RO Common Stock, in accordance with the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures with respect to the Rights Offering, including any modifications thereto, that are approved by the Bankruptcy Court pursuant to the Plan Solicitation Order, which procedures shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

“Rights Offering Subscription Agent” means KCC LLC, or another subscription agent appointed by the Company and reasonably satisfactory to the Requisite Commitment Parties.

“Rights Offering Term Loans” has the meaning set forth in the Rights Offering Term Sheet.

“Rights Offering Term Sheet” has the meaning set forth in the Restructuring Support Agreement.

“RO Backstop Shares” means shares of New Equity Interests to be issued to the Commitment Parties entitled thereto, in accordance with Section 2.1.

“Rule 144A” has the meaning set forth in Section 5.11(b).

“Sanctions” means any sanctions administered or enforced by the U.S. government (including without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or other applicable jurisdictions.

“Scraped Data” means Training Data that was collected or generated using web scraping, web crawling or web harvesting Software or any Software, service, tool or other Technology that turns the unstructured data round on the web into machine readable, structured data.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Exchangeable Notes Advisors” has the meaning set forth in the Restructuring Support Agreement.

“Secured Exchangeable Notes Claims” has the meaning set forth in the Restructuring Term Sheet.

“Securities Act” means the Securities Act of 1933, as amended.

“Segregated Account” has the meaning set forth in Section 2.5(a).

“Segregated Account Funding Date” has the meaning set forth in Section 2.5(b).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“SOX” has the meaning set forth in Section 4.10.

“Standard Terms” means the standard terms of service entered into by users or customers of the Company Products (copies of which have been provided to Commitment Parties).

“Subscription Expiration Deadline” has the meaning set forth in the Rights Offering Procedures.

“Subscription Rights” means the subscription rights to fund Rights Offering Term Loans and receive New RO Common Stock.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other Equity Interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges in the nature of taxes paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group, as successor, by contract, as withholding agent, or otherwise.

“Technology” means all forms of technology and content, including any or all of the following: (a) published and unpublished works of authorship, including without limitation audiovisual works, collective works, computer programs or Software (whether in source code or executable form), documentation, compilations, databases, derivative works, literary works, maskworks, websites and sound recordings; (b) inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods and processes and new uses for any of the preceding items; (c) information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including without limitation algorithms, customer lists, ideas, designs, formulas, know-how, methods, processes, programs, prototypes, systems and techniques; (d) databases, data compilations and collections and technical data; and (e) devices, prototypes, designs and schematics (whether or not any of the foregoing is embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Term Loan Funding Amount” means the aggregate face value of the Rights Offering Term Loans and Backstop Term Loans to be funded at par by a Commitment Party.1

“Training Data” means training data, validation data and test data or databases used to train or improve an algorithm or AI Technology.

“Transaction Agreements” has the meaning set forth in Section 4.2.

“Transfer” means to sell, resell, reallocate, transfer, assign, pledge, hypothecate, participate, donate, or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales, or other transactions) any Company Claim/Interest corresponding to a Subscription Right. “Transfer” used as a noun has a correlative meaning.

“Transfer Notice” has the meaning set forth in Section 2.4(b).

“Unfunded Pension Liability” means the excess of a Company Benefit Plan’s amount of unfunded benefit liabilities under Section 4001(a)(18) of ERISA, over the current value of that Company Benefit Plan’s assets, determined in accordance with the assumptions used for funding the Company Benefit Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unfunded Amount” has the meaning set forth in Section 2.2(a).

“Union” has the meaning set forth in Section 4.14(a).

“Willful or intentional breach” has the meaning set forth in Section 9.4(a).

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections and Schedules are references to the articles and sections or subsections of, and the schedules attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

[1]	Note to Draft: I.e., each $1,000 funded in cash will receive $1,000 in aggregate principal amount of Rights Offering Term Loans or Backstop Term Loans.

(d) the words “hereof”, “herein”, “hereto,” “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated, or supplemented;

(f) “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

Section 1.3 Consent Rights under the Restructuring Support Agreement. For the avoidance of doubt, nothing in this Agreement shall be interpreted in any way to limit in any manner any consent right of the Required Consenting Stakeholders or any other party under the Restructuring Support Agreement.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offering; Subscription Rights; Reduction in Participant Term Loan Allocation or Non-Participant Term Loan Allocation; New RO Common Stock.

(a) On and subject to the terms and conditions hereof, including entry of the BCA Approval Order by the Bankruptcy Court, the Company shall conduct the Rights Offering pursuant to and in accordance with the Rights Offering Procedures, this Agreement, the Restructuring Support Agreement and the Plan Solicitation Order, as applicable. Each Commitment Party shall have the right and opportunity to, but shall have no obligation to, exercise its Subscription Rights and fund its portion of the Rights Offering Term Loans, on account of its status as a holder of First Lien Claims (exclusive of the B-3 Escrow Claims) pursuant to and in accordance with the Rights Offering Procedures, this Agreement, the Restructuring Support Agreement and the Plan Solicitation Order, as applicable. Amounts funded by a Commitment Party in respect of Subscription Rights shall reduce the amount of Backstop Term Loans required to be funded by such Commitment Party as set forth in Section 2.2.

(b) In accordance with the Rights Offering Procedures, each Commitment Party that exercises its Subscription Rights to fund Rights Offering Term Loans in accordance with the Rights Offering Procedures shall receive its Pro Rata Share of a number of shares of New Equity Interests (the “New RO Common Stock”) equal to the number of shares of New Equity Interests that would have been issued if the Rights Offering were an offering of New Equity Interests in an amount equal to the Rights Offering Amount, at a 37.5% discount an implied equity value of $538.8125 million after giving effect to the Rights Offering. In addition, the Company shall issue to such Commitment Party (or its respective Related Purchaser) on the Closing Date the number of RO Backstop Shares in an amount equivalent to the amount of New RO Common Stock that a participant in the Rights Offering would have received if it funded Rights Offering Term Loans in the Rights Offering in an amount equivalent to the amount of the Backstop Term Loans actually funded by such Commitment Party.

(c) In accordance with the Plan, each Commitment Party that validly subscribes for and funds Rights Offering Term Loans will receive its Participant Term Loan Allocation while each Commitment Party that does not validly subscribe for and fund Rights Offering Term Loans will receive its Non-Participant Term Loan Allocation, as adjusted, in each case, pursuant to Section 2.2.

(d) If reasonably requested by the Requisite Commitment Parties from time to time prior to the Subscription Expiration Deadline, the Company shall promptly notify, or cause the Rights Offering Subscription Agent to promptly notify, and in any event, within twenty-four (24) hours of receipt of such request by the Company, the Commitment Parties of the aggregate number of Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such notification. The Rights Offering will be conducted and the New RO Common Stock will be offered, issued and distributed, in each case under the Plan without registration under the Securities Act or any similar federal or local Law in reliance on Bankruptcy Code section 1145(a) to the maximum extent permitted by Law, or, if section 1145(a) is not available, then the New RO Common Stock will be offered, issued and distributed under the Plan pursuant to other applicable exemptions from registration under the Securities Act and any other applicable securities Laws. The RO Backstop Shares issued to the Commitment Parties, and the Common Shares issued in satisfaction of the Company’s obligation to pay the Commitment Premium (the “Premium Shares”) pursuant to this Agreement, will be exempt from registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act, Regulation S under the Securities Act or another available exemption.

Section 2.2 The Commitment. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Commitment Party hereby grants to the Company an option (collectively, the “Put Option”) to require such Commitment Party to fund (or, if such Commitment Party has so designated pursuant to Section 2.4(a), cause any of its designated Related Purchasers to fund) Backstop Term Loans on the Closing Date subject to the terms and conditions of this Agreement. Upon the exercise of the Put Option, each Commitment Party agrees, severally and neither jointly nor jointly and severally, to fund, and the Company agrees to issue to such Commitment Party (or its Related Purchaser), on the Closing Date, the number of Backstop Term Loans set forth on such Commitment Party’s Funding Notice. The principal amount of Backstop Term Loans on each Commitment Party’s Funding Notice shall be determined according to the following clauses (a) and (b):

(a) A Commitment Party’s “Unfunded Amount” shall be its Commitment Amount less, in the case of any Commitment Party who has subscribed for Rights Offering Term Loans, the amount of Rights Offering Term Loans subscribed for by such Commitment Party. For the avoidance of doubt, the Unfunded Amount for any Commitment Party that does not subscribe for Rights Offering Term Loans shall be such Commitment Party’s Commitment Amount. If such Commitment Party’s Unfunded Amount is zero or less than zero then the amount of Backstop Term Loans such Commitment Party is obligated to fund hereunder shall be zero.

(b) If such Commitment Party’s Unfunded Amount is greater than zero then the principal amount of Backstop Term Loans on such Commitment Party’s Funding Notice will be the amount determined by the following calculation:

(i) the Commitment Party’s Unfunded Amount is divided by the aggregate total of all Commitment Parties’ Unfunded Amounts; and

(ii) the resulting fraction is multiplied by an amount equal to (a) the Rights Offering Amount less (b) the amount of Rights Offering Term Loans actually funded in the Rights Offering.

A Commitment Party’s Participant Term Loan Allocation or Non-Participant Term Loan Allocation, as applicable, shall be reduced dollar-for-dollar by the amount of Backstop Term Loans that such Commitment Party funds.

The obligations of the Commitment Parties to fund such Backstop Term Loans, as described in this Section 2.2 shall be referred to as the “Rights Offering Backstop Commitment.” The Company may exercise the Put Option (but if the Company chooses to exercise, it must exercise such Put Option in full with respect to all Commitment Parties) by delivery to each Commitment Party of a written put election notice (the “Put Election”), provided, that the Put Option shall automatically and irrevocably be deemed to have been exercised by the Company, without the need for delivery of written notice or the taking of any other further action by the Company or any other any Person, if and upon such time as the conditions set forth in Section 7.1(d) and Section 7.1(e) shall have been satisfied or waived in accordance with this Agreement.

Section 2.3 Commitment Party Default; Replacement of Defaulting Commitment Parties.

(a) Upon the occurrence of a Commitment Party Default, the Commitment Parties and their respective Related Purchasers (other than any Defaulting Commitment Party) shall have the right and opportunity (but not the obligation), within five (5) Business Days (or such longer period as may be provided by the Company with the consent of the Requisite Commitment Parties) after receipt of written notice from the Company to all Commitment Parties of such Commitment Party Default, which notice shall be given promptly following the occurrence of such Commitment Party Default and to all Commitment Parties substantially concurrently (such period, the “Commitment Party Replacement Period”), to make arrangements for one or more of the Commitment Parties and their respective Related Purchasers (other than the Defaulting Commitment Party) to fund all or any portion of the Available RO Term Loans (such funding, a “Commitment Party Replacement”) on the terms and subject to the conditions set forth in this

Agreement and in such amounts as may be agreed upon by all of the Commitment Parties electing to fund all or any portion of the Available RO Term Loans, or, if no such arrangements are made, based upon the relative applicable Commitment Amounts of any such Commitment Parties (other than any Defaulting Commitment Party) and their respective Related Purchasers (such Commitment Parties the “Replacing Commitment Parties”). Within one (1) Business Day following the expiration of the Commitment Party Replacement Period, the Company shall provide each Replacing Commitment Party with a revised Funding Notice (the “Replacement Funding Notice”) that reflects the updated Funding Amount of such Replacing Commitment Party after taking into consideration of the Commitment Party Replacement. Within three (3) Business Days following receipt of the Replacement Funding Notice, each Replacing Commitment Party shall fund any unfunded Funding Amount to the Segregated Account. Any Available RO Term Loans funded by a Replacing Commitment Party (and any commitment and Term Loan Funding Amount associated therewith) shall be included, among other things, in the determination of (i) the Backstop Term Loans (and the corresponding right to receive RO Backstop Shares) of such Replacing Commitment Party for all purposes hereunder, (ii) the Commitment Amount of such Replacing Commitment Party for purposes of Section 2.3(c), Section 2.5(b), Section 3.1 and Section 3.2 and (iii) the Rights Offering Backstop Commitment of such Replacing Commitment Party for purposes of the definition of “Requisite Commitment Parties.” If a Commitment Party Default occurs, the Outside Date shall be extended only to the extent necessary to allow for the Commitment Party Replacement to be completed within the Commitment Party Replacement Period and prior to the Outside Date (as so extended).

(b) Notwithstanding anything in this Agreement to the contrary, if a Commitment Party is a Defaulting Commitment Party, or if this Agreement is terminated with respect to such Commitment Party as a result of its default hereunder, it shall not be entitled to any of the Backstop Term Loans, the RO Backstop Shares, Commitment Premium, or expense reimbursement applicable to such Defaulting Commitment Party (including the Expense Reimbursement other than the Advisor Fees) or indemnification provided, or to be provided, under or in connection with this Agreement or any other Transaction Agreement.

(c) Except as set forth in Section 2.3(a) above, nothing in this Agreement shall be deemed to require a Commitment Party to pay more than its Unfunded Amount in its funding of the Backstop Term Loans or to pay more than its Commitment Amount in its funding of the sum of its Rights Offering Term Loans and Backstop Term Loans.

(d) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.4, but subject to Section 10.11, no provision of this Agreement shall relieve any Defaulting Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.10, in connection with any such Defaulting Commitment Party’s Commitment Party Default. Any Defaulting Commitment Party shall be liable to each other Commitment Party that is not a Defaulting Commitment Party, and to the Company, as a result of any breach of its obligations hereunder. For the avoidance of doubt, nothing in this provision shall require the Company to issue any Exit Term Loans or Common Shares to any Defaulting Commitment Party.

Section 2.4 Designation of Related Purchasers; Assignment of Commitment Rights.

(a) Each Commitment Party shall have the right to require, by written notice to the Company no later than two (2) Business Days prior to the Closing Date, that all or any portion of its (1) Rights Offering Term Loans, (2) Backstop Term Loans, (3) New RO Common Stock, (4) RO Backstop Shares, or (5) Premium Shares, in each case, be issued in the name(s) of, and delivered to one or more of, its Related Purchasers or any other designees, without the need for such Commitment Party to transfer any portion of its Rights Offering Backstop Commitment, First Lien Claims, and/or Subscription Rights to such Related Purchasers or other designees, which notice of designation shall (i) specify the amount of such Rights Offering Term Loans, Backstop Term Loans, New RO Common Stock, RO Backstop Shares or Premium Shares, as applicable, to be delivered to or issued in the name of each such Related Purchaser or other designee; and (ii) contain a confirmation by each such Related Purchaser or other designee of the accuracy of the representations made by each Commitment Party under this Agreement as applied to such Related Purchaser or other designee; provided, that no such designation shall relieve such Commitment Party from any of its obligations under this Agreement. Each Commitment Party shall also have the right to, by written notice to the Company no later than two (2) Business Days prior to the Segregated Account Funding Date, elect to have one or more of its Related Purchasers or other Affiliates or Affiliated Funds to fund all or any portion of its Funding Amount, without the need for such Commitment Party to transfer any portion of its Rights Offering Backstop Commitment, First Lien Claims, and/or Subscription Rights to such Related Purchasers or other Affiliates or Affiliated Funds, which notice of designation shall (i) specify the Funding Amount to be delivered by each such Related Purchaser or other Affiliate or Affiliated Fund; and (ii) contain a confirmation by each such Related Purchaser or other Affiliate or Affiliated Fund of the accuracy of the representations made by each Commitment Party under this Agreement as applied to such Related Purchaser or other Affiliate or Affiliated Fund; provided, that no such designation shall relieve such Commitment Party from any of its obligations under this Agreement. For the avoidance of doubt, a Commitment Party’s designation of one or more Related Purchasers, its other Affiliates or Affiliated Funds, or other designees pursuant to this Section 2.4(a) shall not constitute a Transfer of its Rights Offering Backstop Commitment for all purposes of this Agreement.

(b) Each Commitment Party shall have the right to Transfer all or any portion of its Rights Offering Backstop Commitment to (A) a Related Purchaser of such Commitment Party or (B) any other Commitment Party, or such other Commitment Party’s Related Purchaser (each, an “Existing Commitment Party Purchaser,” and such Transfer, a “Commitment Transfer”); provided, that a Commitment Transfer is only permitted under this Section 2.4(b) if, after giving effect to this Commitment Transfer and any transfer of First Lien Claims held by the transferor Commitment Party to the Existing Commitment Party Purchaser effectuated prior to or simultaneously with such Commitment Transfer, for each of the transferor Commitment Party and the Existing Commitment Party Purchaser, the amount of its Rights Offering Backstop Commitment does not (and will not) exceed its Participant Term Loan Allocation or Non-Participant Term Loan Allocation, as applicable. Any Transfer as described in this Section 2.4(b) shall require that such transferor Commitment Party and the Existing Commitment Party Purchaser to duly execute and deliver to counsel to the Company a written notice of such assignment in substantially the form attached as Exhibit A hereto (a “Transfer Notice”), upon which time the Commitment Transfer shall become effective if it otherwise complies with this Section 2.4(b), and the Company shall have promptly delivered countersigned copies of such Transfer Notice to the transferor Commitment Party, the Existing Commitment Party Purchaser, and their Advisors.

Upon the effectiveness of a Commitment Transfer, the transferor Commitment Party shall no longer have any obligation or right under this Agreement with respect to the Transferred Rights Offering Backstop Commitment, including the obligation to pay the applicable Funding Amount or the right to receive any Backstop Term Loans, RO Backstop Shares, or Premium Shares on account of such Transferred Rights Offering Backstop Commitment, and the Existing Commitment Party Purchaser shall become the Commitment Party with respect to such Transferred Rights Offering Backstop Commitment for all purposes of this Agreement.

(c) Except as set forth in Section 2.4(b), no Commitment Party shall have the right to Transfer all or any portion of its Rights Offering Backstop Commitment to any Person, including the Company or any of its Affiliates.

(d) Notwithstanding anything to the contrary in the Restructuring Support Agreement and the Rights Offering Procedures, no Commitment Party shall be permitted to Transfer any First Lien Claims (including the associated Subscription Rights) unless, after giving effect to such Transfer, such Commitment Party’s Rights Offering Backstop Commitment does not (and will not) exceed its Participant Term Loan Allocation or Non-Participant Term Loan Allocation, as applicable.

Section 2.5 Segregated Account Funding.

(a) Funding Notice. No later than the fifth (5th) calendar day following the Subscription Expiration Deadline, the Rights Offering Subscription Agent shall, on behalf of the Company, deliver to each Commitment Party a written notice (the “Funding Notice,” and the date of such delivery, the “Funding Notice Date”) setting forth (i) the aggregate amount of Rights Offering Term Loans elected to be funded by the Rights Offering Participants; (ii) the aggregate number of Backstop Term Loans, if any; (iii) if applicable, the amount of Rights Offering Term Loans such Commitment Party subscribed for in the Rights Offering and for which such Commitment Party had not yet funded; (iv) such Commitment Party’s Commitment Amount and the aggregate amount of Backstop Term Loans to be funded by such Commitment Party pursuant to Section 2.2; (v) the aggregate funding amount resulting from the sum of (a) the unfunded Rights Offering Term Loans under subsection (iii) and (b) the amount of Backstop Term Loans in subsection (iv) (such sum, such Commitment Party’s “Funding Amount”); and (vi) subject to the last sentence of Section 2.5(b), the segregated account (the “Segregated Account”) held by the Rights Offering Subscription Agent in connection with the Rights Offering and subject to this Agreement and the Rights Offering Procedures and corresponding wire instructions, to which such Commitment Party shall deliver and pay its Funding Amount. The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.

(b) Segregated Account Funding. The Rights Offering Subscription Agent shall, on behalf of the Company, deliver to each Commitment Party a written notice (email being sufficient) (the “Funding Deadline Notice”) that informs such Commitment Party of the date it shall pay the Funding Amount to the Segregated Account, which date shall be no earlier than (i) the date that is three (3) Business Days after the date the Funding Date Notice is delivered to such Commitment Party and (ii) the date that is the third (3rd) Business Day prior to the anticipated Plan

Effective Date (the “Segregated Account Funding Date”). On or prior to the Segregated Account Funding Date, each Commitment Party shall deliver and pay an amount equal to its respective Funding Amount, by wire transfer of immediately available funds in U.S. dollars into the Segregated Account in satisfaction of such Commitment Party’s Rights Offering Backstop Commitment and the Subscription Rights that such Commitment Party exercised.

(c) If the Closing does not occur or if this Agreement is terminated pursuant to the terms hereof, all amounts deposited by the Commitment Parties in the Segregated Account shall be returned to the Commitment Parties in accordance with the procedure for the return of funds in the Rights Offering Procedures. Notwithstanding anything to the contrary set forth in the Rights Offering Procedures, the Commitment Parties shall in no event be required to deliver and pay their respective Funding Amount prior to the Segregated Account Funding Date.

Section 2.6 Closing.

(a) Subject to Article VII, and Article IX, and unless otherwise mutually agreed in writing between the Debtors and the Requisite Commitment Parties, the closing of the Rights Offering (the “Closing”) shall take place electronically at 10:00 a.m., New York City time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b) At the Closing, the funds held in the Segregated Account (and any amounts paid to a Rights Offering Subscription Agent bank account pursuant to the Rights Offering Procedures) shall, as applicable, be released and utilized in accordance with the Plan.

(c) At the Closing, issuance of the Backstop Term Loans and RO Backstop Shares will be made by the Company to each Commitment Party (or its designated Related Purchaser or other designee in accordance with Section 2.4(a), as applicable) against payment for the Backstop Term Loans to be funded by such Commitment Party, in satisfaction of such Commitment Party’s Rights Offering Backstop Commitment. The entry of any RO Backstop Shares to be delivered pursuant to this Section 2.6(c) into the account of a Commitment Party pursuant to the Company’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such RO Backstop Shares shall be deemed delivery of such RO Backstop Shares, respectively, for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Backstop Term Loans and RO Backstop Shares will be delivered with all issue, stamp, transfer, sales and use or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by or on behalf of the Company.

ARTICLE III

BACKSTOP COMMITMENT PREMIUM AND EXPENSE REIMBURSEMENT

Section 3.1 Premium Payable by the Debtors. Subject to Section 3.2 and Section 9.4(b), in consideration for the Rights Offering Backstop Commitments and the other agreements and undertakings of the Commitment Parties in this Agreement, and pursuant to and in accordance with the Rights Offering Procedures, the BCA Approval Order, this Agreement, the Restructuring Support Agreement and the Plan Solicitation Order, the Debtors shall pay or cause to be paid a non-refundable aggregate premium in an amount equal to $30,000,000.00 (which represents 12.5% of the Rights Offering Amount, at a 37.5% discount to an implied equity value of $538.8125 million after giving effect to the Rights Offering), payable in Premium Shares in accordance with Section 3.2, to the Commitment Parties (including any Replacing Commitment Party, but excluding any Defaulting Commitment Party) or their respective designees, as applicable, based upon each such Commitment Party’s (or Replacing Commitment Party’s) respective Commitment Amounts at the time such payment is made (as the same may be reduced in accordance with Section 2.3(b), the “Commitment Premium”).

The provisions for the payment of the Commitment Premium and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

Section 3.2 Payment of Commitment Premium. The Commitment Premium shall be fully earned, non-refundable and non-avoidable upon execution of this Agreement (subject to entry of the BCA Approval Order) and shall be paid by the Debtors, free and clear of any withholding or deduction for any applicable Taxes, on the Closing Date as set forth above. For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the Commitment Premium will be payable regardless of the amount of Backstop Term Loans (if any) actually funded. The Commitment Premium, the Expense Reimbursement and the indemnification provided herein shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

Section 3.3 Expense Reimbursement.

(a) In accordance with and subject to the BCA Approval Order and the terms and conditions of the existing fee letters between the Debtors and certain advisors to the Commitment Parties, including the Advisors, the Debtors agree to pay, in accordance with Section 3.3(b) below, (i) all reasonable and documented out-of-pocket fees and expenses (including travel costs and expenses) of the Commitment Parties and their Related Purchasers and all of the Advisors incurred on behalf of the Commitment Parties in connection with the Chapter 11 Cases and/or the Restructuring Transactions (whether incurred before or after the Petition Date), including the negotiation, preparation and implementation of the Transaction Agreements and the other agreements and transactions contemplated hereby and thereby (the “Advisor Fees”) and (ii) any applicable filing or other similar fees required to be paid by the Commitment Parties and/or their Related Purchasers in all applicable jurisdictions (such payment obligations, the “Expense Reimbursement”). The Expense Reimbursement shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses against each of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code. For the avoidance of doubt, the amount payable pursuant to this Section 3.3 shall be determined without duplication of recovery under the Restructuring Support Agreement.

(b) The Expense Reimbursement accrued through the date on which the BCA Approval Order is entered shall be paid in accordance with the BCA Approval Order as promptly as reasonably practicable after the date of entry of the BCA Approval Order. The Expense Reimbursement shall thereafter be payable in accordance with the procedures set forth in the BCA Approval Order; provided, that the Debtors’ final payment shall be made contemporaneously with the Closing or the earlier termination of this Agreement pursuant to Article IX.

Section 3.4 Tax Treatment of Commitment Premium. The Commitment Parties and the Debtors agree to treat, for U.S. federal and applicable state and local income tax purposes, (a) the entering into of the Rights Offering Backstop Commitments pursuant to this Agreement as the sale of a put option by the Commitment Parties to the Debtors and (b) the Commitment Premium as the sale price for such put option. Each of the Commitment Parties and each Debtor shall prepare its respective U.S. federal, and applicable state and local, income tax returns in a manner consistent with the foregoing treatment, and none of the Commitment Parties nor any Debtor shall take any position or action inconsistent with such treatment and/or characterization, except as required by applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE DEBTORS

Except (a) as set forth in the corresponding section of the Company Disclosure Schedules or (b) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2020 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding the exhibits, annexes and schedules thereto, any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive, cautionary or forward looking in nature), the Company, on behalf of itself and each of the other Debtors, jointly and severally, hereby represents and warrants to the Commitment Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1 Organization and Qualification. Each of the Debtors (a) is a duly organized and validly existing corporation, limited liability company, or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization, (b) has the corporate, limited liability company or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (c) except where the failure to have such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications.

Section 4.2 Corporate Power and Authority. Each of the Debtors has the requisite corporate, limited liability company or other applicable power and authority (a) (i) subject to entry of the BCA Approval Order and the Confirmation Order (which may be the same Order), to enter into, execute and deliver this Agreement and to perform the BCA Approval Obligations and (ii) subject to entry of the BCA Approval Order and the Confirmation Order (which may be the same Order), to perform each of its other obligations hereunder and (b) subject to entry of the BCA Approval Order, the Plan Solicitation Order, and the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver all agreements to which it will be a party as contemplated by this Agreement and the Plan (including the Definitive Documents, the Restructuring Support Agreement and this Agreement, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Debtors and no other corporate proceedings on the part of the Debtors are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

Section 4.3 Execution and Delivery; Enforceability. This Agreement has been duly executed and delivered by the Debtors. Subject to entry of the BCA Approval Order, the Plan Solicitation Order, and the Confirmation Order, as applicable, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto. Upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof by the Commitment Parties, the BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. Upon entry of the BCA Approval Order and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Commitment Parties and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

Section 4.4 Authorized and Issued Equity Interests.

(a) On the Closing Date, (i) the total issued Equity Interests of the Company will consist solely of the Common Shares issued pursuant to the Plan, the Common Shares issued as New RO Common Stock under the Rights Offering, the Common Shares issued as RO Backstop Shares pursuant to Article II, Common Shares issued as Premium Shares in respect of the Commitment Premium pursuant to Article III, and the DIP Commitment Shares issued pursuant to the DIP Term Loan Facility (ii) no Equity Interests will be held by the Company in its treasury, (iii) no Equity Interests will be reserved for issuance upon exercise of stock options and other rights to purchase or acquire Equity Interests granted in connection with any employment arrangement entered into in accordance with Section 6.3, except as reserved in respect of the Management Incentive Plan, and (iv) no warrants to purchase Equity Interests will be issued and outstanding. Except as set forth in the prior sentence, as of the Closing Date, no units or shares of capital stock or other equity securities or voting interest in the Company or any securities convertible into or exchangeable or exercisable for securities or other equity securities of the Company or any of its Subsidiaries will have been issued, reserved for issuance or outstanding.

(b) Except as described in this Section 4.4 and except as set forth in the Registration Rights Agreement, the Company Organizational Documents and this Agreement, as of the Closing Date, none of the Debtors will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement, or undertaking (including any preemptive right) that (i) obligates the Debtors to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed, or otherwise acquired, any units or shares of the capital stock of, or other equity or voting interests in, any of the Debtors or any security convertible or exercisable for or exchangeable into any units or capital stock of, or other equity or voting interest in, any of the Debtors, (ii) obligates any of the Debtors to issue, grant, extend, or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement, or undertaking, (iii) restricts the Transfer of any units or shares of capital stock of any of the Debtors (other than any restrictions included in the Exit Financing or any corresponding pledge agreement), or (iv) relates to the voting of any Equity Interests in any of the Debtors, except as to voting rights attendant to any such Equity Interests or as set forth in the organizational documents thereof.

Section 4.5 Issuance. The Common Shares to be issued pursuant to the Plan, including the New RO Common Stock to be issued in connection with the consummation of the Rights Offering, and the RO Backstop Shares and Premium Shares to be issued pursuant to the terms hereof, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than Transfer restrictions imposed hereunder or under the Company Organizational Documents or by applicable securities Law), preemptive rights, rights of first refusal, subscription, and similar rights (other than any rights set forth in the Company Organizational Documents and the Registration Rights Agreement).

Section 4.6 No Conflict. Assuming the consents described in clauses (a) through (g) of Section 4.7 are obtained, the execution and delivery by the Company and, if applicable, any other Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which any Debtor will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of any Debtor will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of any of the Debtors’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (c) result in any violation of any Law or Order applicable to any Debtor or any of their properties, except in each of the cases described in clause (a) or (c) for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Consents and Approvals. No consent, approval, authorization, Order, registration, or qualification of or with any Governmental Entity having jurisdiction over any of the Debtors or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, the other Debtors, of this Agreement, the Plan, and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, the other Debtors, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) entry of the BCA Approval Order authorizing the Debtors to enter into this Agreement and perform the BCA Approval Obligations, (b) entry of the Plan Solicitation Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time-to-time; (d) entry of the Confirmation Order, (e) filings, notifications, authorizations, approvals, consents, clearances, or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (f) such consents, approvals, authorizations, registrations, or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the issuance of the Subscription Rights, the issuance of the New RO Common Stock pursuant to the exercise of the Subscription Rights or the issuance of the RO Backstop Shares or Premium Shares, and (g) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.8 Arm’s-Length. The Debtors acknowledge and agree that (a) each of the Commitment Parties is acting solely in the capacity of an arm’s-length contractual counterparty to the Debtors with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other Debtor and (b) no Commitment Party is advising the Company or any other Debtor as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.9 Financial Statements. (a) The audited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2021 and the related audited consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such fiscal year then ended, (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and March 31, 2022 and the related consolidated statements of income, cash flows and shareholders’ equity of the Company and its Subsidiaries for such quarter then ended ((a) and (b) collectively, the “Financial Statements”) and (c) the interim unaudited “flash” consolidated financial information of the Company and its Subsidiaries as at and for the quarter ended June 30, 2022, fiscal year ended September 30, 2022 and the quarter ended December 31, 2022, in each case, present fairly, in all material respects, the consolidated financial condition, financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates thereof and for such period covered thereby. All such Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein). The Company maintains a standard system of accounting and internal accounting controls established and administered in all material respects in accordance with GAAP and COSO, as applicable.

Section 4.10 Company SEC Documents and Disclosure Statement. Other than as set forth in Section 4.10 of the Company Disclosure Schedules, the Company has filed with or furnished to the SEC all reports, schedules, forms, statements, and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by them since the Lookback Date under the Exchange Act or the Securities Act. As of their respective dates, and, if amended, as of the date of the last such amendment, each of the Company SEC Documents, (including exhibits and other information incorporated therein) including any financial statements or schedules included therein, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act, the Securities Act and SOX, as the case may be.

Section 4.11 Absence of Certain Changes. Since the Lookback Date, no Event has occurred or exists that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.12 No Violation; Compliance with Laws. (a) The Company is not in violation of its charter or bylaws, and (b) no other Debtor is in violation of its respective charter and bylaws, certificate of formation and limited liability company operating agreement or similar organizational document, as applicable. None of the Debtors is or has been at any time since the Lookback Date in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13 Legal Proceedings. Other than as set forth in Section 4.13 of the Company Disclosure Schedules, the anticipated Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, (a) there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened to which any of the Debtors is a party or to which any property of any of the Debtors is the subject which, if adversely determined, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding, in each case that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Transaction Agreements or that would reasonably be expected to have, in the aggregate, a Material Adverse Effect.

Section 4.14 Labor Relations.

(a) Except as set forth in Section 4.14(a) of the Company Disclosure Schedules and, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) none of the Debtors is a party to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other labor agreements (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”); (ii) since the Lookback Date, to the Knowledge of the Company, no Union or group of employees of any of the Debtors has sought to organize any employees for purposes of collective bargaining, made a demand for recognition or certification, sought to bargain collectively with any of the Debtors, or filed a petition for recognition with any Governmental Entity; (iii) as of the date of this Agreement, no Collective Bargaining Agreement is being negotiated by any of the Debtors; and (iv) since the Lookback Date, there have been no actual or, to the Knowledge of the Company, threatened strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, collective walkouts, labor demonstrations, leafleting, sit-ins, sick-outs, or other forms of organized labor disruption against any of the Debtors. The consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any Union under any Collective Bargaining Agreement to which any of the Debtors (or any predecessor) is a party.

(b) Except as set forth in Section 4.14(b) of the Company Disclosure Schedules since the Lookback Date and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Debtors have been in compliance with all applicable, material Laws relating to labor and employment, including, but not limited to, all such Laws relating to employment practices; the hiring, promotion, assignment, and termination of employees; employment discrimination; equal employment opportunities; disability; labor relations; wages and hours; the Fair Labor Standards Act, classification of independent contractors, hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks, working conditions; occupational safety and health; and family and medical leave.

Section 4.15 Intellectual Property.

(a) Except as set forth in Section 4.15(a) of the Company Disclosure Schedules, one of the Debtors solely own, or is the exclusive licensee of, each of the patents, patent rights, trademarks, service marks, trade names, logos, slogans, brand names, copyrights, mask works, domain names, social media handle registrations and any and all applications, certificates, filings or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Intellectual Property Rights owned by the Debtors are owned free and clear of all Liens, other than Permitted Liens, and (ii) such Intellectual Property Rights are subsisting and have not expired, been canceled, or been abandoned. To the Knowledge of the Company, each material item of such Intellectual Property Rights is valid and enforceable. No Legal Proceeding (other than office actions in connection with the prosecution of applications) is pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any item of such Intellectual Property Rights.

(c) Except as set forth in Section 4.15(c) of the Company Disclosure Schedules, as of the date hereof, no Legal Proceedings are pending or, to the Knowledge of the Company, are threatened against the Debtors, alleging that the Debtors are infringing, misappropriating, diluting or otherwise violating the Intellectual Property Rights of any Person, except for any such Legal Proceedings that would not reasonably be expected to be, individually or in the aggregate, material to the Debtors, taken as a whole. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Debtors, taken as a whole, and as to patent infringement, to the Knowledge of the Company, the conduct of the business of the Debtors, including the making, selling, leasing, licensing, distributing, supporting or other exploitation of the Company Products, as currently conducted, does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any Person or constitute unfair competition or unfair trade practices.

(d) Except as set forth in Section 4.15(d) of the Company Disclosure Schedules, to the Knowledge of the Company, (i) no Person is currently infringing, misappropriating, diluting, or otherwise violating any Intellectual Property Rights owned by the Debtors, and (ii) since the Lookback Date, the Debtors have not instituted or threatened to institute any new Legal Proceeding against any Person alleging such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any such Intellectual Property Rights.

(e) Section 4.15(e) of the Company Disclosure Schedules contains a complete and accurate list of all Contracts pursuant to which the Debtors (i) grant any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person, other than the Debtors, under or to any patent rights or material Intellectual Property Rights, except Ordinary Course Licenses, and (ii) (other than Ordinary Course Licenses and Open Source Licenses) is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under any Person’s, other than Debtors’, intellectual property; and that in the case of both clauses (i) and (ii) that is material to the conduct of the business of the Debtors, taken as a whole (the foregoing, the “IP Contracts”).

Section 4.16 Privacy and Data Protection.

(a) The Debtors are, and since the Lookback Date have been, in compliance with all Information Privacy and Security Laws, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Debtors have in place, comply with, and take appropriate steps reasonably designed to (1) ensure compliance with their policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, transfer or other Processing of Personal Data (the “Policies”), and (2) protect any Personal Data under their possession or control from any use or access that would violate applicable law, the Policies or any contractual obligations applicable to the Company, except, with respect to any of (1) and (2), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) the Debtors have at all times made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and (y) none of such disclosures made or contained in any Policy have been inaccurate or in violation of any applicable laws and regulatory rules or requirements. The Debtors further certify that they: (i) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Information Privacy and Security Laws or the Policies, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) are not currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Information Privacy and Security Law; or (iii) are not a party to any order, decree, or agreement that imposes any obligation or liability under any Information Privacy and Security Law, except, with respect to any of (i), (ii), and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since the Lookback Date, to the Knowledge of the Company, there has been no (i) data security breach of, unauthorized access to, or disruption or unavailability of Personal Data Processed by any Company Products, or any Debtors’ systems, networks or information technology or (ii) incident involving the unlawful, unauthorized or accidental loss, damage, access, acquisition, modification, use or Processing of any Personal Data owned, used, hosted, maintained or controlled by or for the benefit of the Debtors, except with respect to any of (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Lookback Date, to the Knowledge of the Company, the Debtors have not experienced any unlawful, unauthorized or accidental loss, damage, access, acquisition, modification, use or Processing of Personal Data that would constitute a breach for which notification by the Debtors to individuals, Persons and/or Governmental Entities is required under any applicable Information Privacy and Security Laws or Contracts to which a Debtor is a party except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since the Lookback Date, the Debtors have implemented, monitored, maintained and materially complied with a commercially reasonable written information security program.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Debtors’ systems, networks and information technology (i) are sufficient for the current needs of the businesses of the Debtors and (ii) since the Lookback Date, have not malfunctioned or failed.

Section 4.17 Real and Personal Property.

(a) Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the applicable Debtor has good and marketable title in fee simple to each Owned Real Property, free and clear of all Liens as of the Closing Date, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement, or (ii) Permitted Liens. The Debtors have not leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property, which lease, license or grant is currently in effect or collaterally assigned, or granted any other security interest in the Owned Real Property which assignment or security interest is currently in effect. Except as would not have a Material Adverse Effect, the applicable Debtor has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Liens, except for (i) Liens that are described in (x) the Company SEC Documents filed prior to the date hereof, (y) the Plan or (z) the Disclosure Statement, or (ii)

Permitted Liens. To the Knowledge of the Company, each Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of each party thereto in accordance with its terms. Other than as a consequence of the Chapter 11 Cases, each of the Debtors, and to the Knowledge of the Company, each other Person, is in material compliance with all obligations under, and is not in breach or violation of, or default under, each Real Property Lease to which it is a party that has not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (i) to the Knowledge of the Company, none of the Debtors has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) no event has occurred and no circumstance exists which, if not remediated, would result in such a non-compliance, material breach, material violation or material default (with or without notice or lapse of time, or both). To the Knowledge of the Company, there are no outstanding agreements, options, rights of first offer or rights of first refusal, or other contractual or other right or obligation on the part of any party to purchase, sell, assign or dispose any Real Property. There are not pending or, to the Knowledge of the Company, threatened any condemnation proceedings, new or increased assessments or changes in legally permitted uses related to any of the Real Property. The Real Property constitutes all interests in real property (i) currently used, occupied or held for use in connection with the business of the Debtors, as presently conducted, and (ii) reasonably necessary for the continued operation of the business of the Debtors.

(b) Personal Property. Each of the Debtors has valid title to all of its respective personal property and assets, except for Permitted Liens, and except where the failure (or failures) to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, all such personal property and assets are free and clear of Liens, other than Permitted Liens. Other than as a consequence of the Chapter 11 Cases, each of the Debtors owns or possesses the right to use all of its personal property, including all Intellectual Property Rights and all licenses and rights with respect to any of the foregoing used in the conduct of their businesses, without any conflict (of which any of the Debtors has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Debtors, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.18 No Undisclosed Relationships. Other than Contracts or other direct or indirect relationships between or among any of the Debtors, there are no Contracts or other direct or indirect relationships existing as of the date hereof between or among any of the Debtors, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, or Affiliate thereof, on the other hand that is required by the Exchange Act to be described in the Company’s filings with the SEC and that is not so described.

Section 4.19 Licenses and Permits. The Debtors possess all licenses, certificates, permits, and other authorizations issued by, have made all declarations and filings with and have maintained all financial assurances required by, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Debtors (a) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (b) has any reason to believe that any such license, certificate, permit, or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery, and consummation, as applicable, by the Company and, if applicable, any other Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not give rise to (a) any obligations to obtain the consent of any Governmental Entity or (b) any action to revoke, terminate, withdraw, cancel, limit, condition, appeal, or otherwise review, or any other adverse effect on, any license, certificate, permit, or other authorization required by the Debtors to conduct their respective business and occupy each of their properties, in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.20 Environmental. Except as set forth in Section 4.20 of the Company Disclosure Schedules and as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, Order, complaint or penalty has been received by any of the Debtors, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws (including with respect to exposure to Hazardous Materials), in each case relating to any of the Debtors, (b) each Debtor has received (including timely application for renewal of the same), and maintained in full force and effect, all environmental permits, licenses and other approvals, and has maintained all financial assurances, in each case to the extent necessary for its operations to comply with all applicable Environmental Laws and is, and since the Lookback Date, has been, in compliance with the terms of such permits, licenses and other approvals and with all applicable Environmental Laws, (c) none of Debtors are subject to any Order applicable to it or with respect to its assets arising under Environmental Law, (d) to the Knowledge of the Company, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any of the Debtors that has given rise or would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws, (e) no Hazardous Material has been Released, generated, owned, treated, stored, transported, or handled by any of the Debtors, and none of the Debtors has arranged for or permitted the disposal of Hazardous Material at any location in a manner that has given rise or would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws, and (f) none of Debtors has, either expressly or by operation of Law, assumed any liabilities or obligations of any other Person arising under or relating to Environmental Laws that remains unresolved.

Section 4.21 Taxes.

Except as set forth in Section 4.21 of the Company Disclosure Schedules and in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Each of the Debtors have filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct and were prepared in compliance with all applicable Laws;

(b) Each of the Debtors has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof, excluding Taxes being contested in good faith by appropriate proceedings and for which the Debtors have set aside on their books adequate reserves in accordance with GAAP. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been timely made by or on behalf of each Debtor.

(c) As of the date hereof, with respect to the Debtors, other than in connection with the Chapter 11 Cases and other than Taxes or assessments that are being contested in good faith and are not expected to result in significant negative adjustments, (i) no claims have been asserted in writing with respect to any material Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Entity.

(d) The Debtors have complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of Taxes, and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Entity all required amounts, and the Debtors and each Subsidiary has complied with all related information reporting requirements in all respects.

(e) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Debtors.

(f) No claim has ever been made in writing by any Tax authority or other Governmental Entity in a jurisdiction where any of the Debtors has not filed a Tax return that it is or may be required to file a Tax return or may be subject to Tax by such jurisdiction.

(g) None of the Debtors has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) None of the Debtors is party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) that is currently in effect, other than any such agreement as to which only such Debtors are parties.

(i) None of the Debtors (A) has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated U.S. federal income Tax return (other than the “affiliated group” the common parent of which is the Company) or (B) has any liability for Taxes of any Person (other than any of the Debtors) (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or (ii) as a transferee or successor, by Contract or otherwise.

(j) To the Debtors’ and each Subsidiary’s knowledge, no Debtor nor Subsidiary is or has been a party to any “listed transaction,” as defined in Code Section 6707A and Treasury Regulations Section 1.6011-4 or any transaction requiring disclosure to a Tax authority under any similar provision of Law.

(k) Except as set forth in Section 4.21(k) of the Company Disclosure Schedules, none of the Debtors has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

The representations and warranties made in this Section 4.21 are (a) the only representations and warranties being made with respect to Taxes related to the Debtor and its Subsidiaries, this Agreement or its subject matter, and no other representation or warranty contained in any section of this Agreement shall apply to any Tax matters and (b) not intended to serve as representations and warranties of, and may not be relied upon with respect to (i) the availability or unavailability of any net operating loss carryforward or other Tax attribute of the Debtors or their Subsidiaries or (ii) the validity of any tax positions taken, in each case in any taxable period (or portion thereof) beginning after the Closing Date.

Section 4.22 Employee Benefit Plans.

(a) Except as set forth in Section 4.22(a) of the Company Disclosure Schedules, and as would not reasonably be expected to result, individually or in the aggregate, in a material liability, none of the Debtors nor any of their ERISA Affiliates sponsor, maintain, contribute to, or has an obligation to contribute to, or has any outstanding liability (contingent or otherwise) to (x) any Multiemployer Plan, (y) any plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or (z) any non-qualified deferred compensation plan subject to Section 409A of the Code. The Debtors have not incurred nor reasonably expect to incur any liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect. As of January 1, 2023, no Company Benefit Plan subject to Title IV of ERISA has any Unfunded Pension Liability in excess of $300.0 million with respect to any such single Company Benefit Plan, and there are no material unfunded Deferred Compensation Liabilities other than Unfunded Pension Liability. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability, within the past six (6) years, none of the Debtors nor any of their ERISA Affiliates has incurred any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA that has not been satisfied in full, and, to the Knowledge of the Company, no condition or circumstance exists that presents a reasonable risk of the occurrence of any other withdrawal from or the partition, termination or insolvency of any such Multiemployer Plan.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, all employee pension benefit plan or any other material employee benefit, plan, program, practice, policy, agreement or arrangement governed by or subject to the Laws of a jurisdiction other than the United States of America to which Debtors have an obligation (each, a “Foreign Plan”) comply with all applicable local laws and regulations, and there are no pending, or to the Knowledge of the Company, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Company Benefit Plan or Foreign Plan or any Person as fiduciary or sponsor of any Company Benefit Plan, or Foreign Plan in each case other than claims for benefits in the normal course.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, none of the Company Benefit Plans or Foreign Plans obligates any Debtor or any Debtor Subsidiary to provide, nor has any Debtor promised or agreed to provide or otherwise has any liability (contingent or otherwise) with respect to, retiree or post-employment health, welfare or life insurance or benefits, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar Law for which the covered Person pays the full cost of coverage.

(d) Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability, (i) all compensation and benefit arrangements of the Debtors and all Company Benefits Plans comply and have complied, in both form and operation, with their terms and all applicable Laws and legal requirements, in all material respects, and (ii) none of the Debtors has any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code. No Company Benefit Plan exists that, as a result of the Chapter 11 Cases or any transactions related thereto, including the transactions contemplated by this Agreement, could reasonably be expected to result in the acceleration of the time of payment or vesting of, an increase in the amount of compensation or benefits due to, or give rise to any employment (as applicable) termination rights to, any employee, director, or other individual service provider of any of the Debtors.

Section 4.23 Internal Control Over Financial Reporting. Except as set forth in Section 4.23 of the Company Disclosure Schedules, the Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to the Knowledge of the Company, there are no material weaknesses in the Company’s internal control over financial reporting as of the date hereof.

Section 4.24 Disclosure Controls and Procedures. Except as set forth in Section 4.24 of the Company Disclosure Schedules, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

Section 4.25 Material Contracts. Other than as a result of a rejection motion filed by any of the Debtors in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the Debtor party thereto and, to the Knowledge of the Company, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect), and no written notice to terminate, in whole or part, any Material

Contract has been delivered to any of the Debtors (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases or any rejection motion filed by any of the Debtors in the Chapter 11 Cases, none of the Debtors nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.26 No Unlawful Payments. Since the Lookback Date, none of the Debtors or their respective Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has in any material respect: (a) used any funds of any of the Debtors or their respective Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (c) otherwise violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (“FCPA”), or the UK Bribery Act 2010; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. No material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors or their respective Subsidiaries with respect to the FCPA, UK Bribery Act 2010 or similar applicable anti-corruption laws is pending or, to the Knowledge of the Company, threatened, and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding, in any manner that would be material and adverse to the Debtors or their Subsidiaries. The Debtors and their respective Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Debtors and their respective Subsidiaries and their respective directors, officers, employees and agents with the FCPA, UK Bribery Act 2010 and any other applicable anti-corruption laws.

Section 4.27 Compliance with Money Laundering and Sanctions Laws.

(a) The operations of the Debtors and their respective Subsidiaries, are and, since the Lookback Date have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the money laundering statutes of all jurisdictions in which the Debtors and their respective Subsidiaries operate (and the rules and regulations promulgated thereunder) and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors or their respective Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding, in any manner that would be material and adverse to the Debtors or their Subsidiaries. The Debtors and their respective Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Debtors, their respective Subsidiaries and their respective directors, officers, employees and agents with applicable Money Laundering Laws.

(b) None of the Debtors or their Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. None of the Debtors or their respective Subsidiaries, nor, to the Knowledge of the Company, any of their respective current or former directors, officers, employees, agents, Controlled Affiliates or other Persons acting on their behalf with express authority to so act, has engaged since the Lookback Date, or is engaged, in any transaction(s) or activities which would result in a violation of Sanctions in any material respect. The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any other Debtor, its Subsidiaries, joint venture or other Person, for the purpose of financing the activities of or otherwise making any of the proceeds of this Rights Offering available in any manner to any Person that, to the Knowledge of the Company, is currently subject to any Sanctions (including, for the avoidance of doubt (x) any individual or entity located or resident in or organized under the laws of any jurisdiction that is the target of comprehensive Sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region, or the so-called Donetsk or Luhansk People’s Republic) or (y) any individual or entity that is the target of Sanctions (including, without limitation, persons listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury)). No material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors and their respective Subsidiaries with respect to Sanctions is pending or, to the Knowledge of the Company, threatened, and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Legal Proceeding, in any manner that would be material and adverse to the Debtors or their Subsidiaries. The Debtors and their respective Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance by the Debtors and their respective Subsidiaries, and their respective directors, officers, employees and agents with applicable Sanctions.

Section 4.28 No Broker’s Fees. None of the Debtors is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the transactions contemplated by this Agreement.

Section 4.29 Investment Company Act. None of the Debtors is, or immediately after giving effect to the consummation of the Restructuring Transactions and the application of proceeds thereof will be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended (the “Investment Company Act”), and this conclusion is based on one or more bases or exclusions other than Sections 3(c)(1) and 3(c)(7) of the Investment Company Act, including that none of the Debtors comes within the basic definition of ‘investment company’ under section 3(a)(1) of the Investment Company Act.

Section 4.30 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Debtors have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses in similar geographies; (b) all premiums due and payable in respect of insurance policies maintained by the Debtors have been paid; (c) the Company reasonably believes that the insurance maintained by or on behalf of the Debtors is adequate in all material respects; and (d) as of the date hereof, to the Knowledge of the Company, none of the Debtors has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Debtors of any cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

Section 4.31 Securities Registration Exemption; No Integration; No General Solicitation. Assuming the truth and accuracy of the representations of each Commitment Party set forth in Article V, the issuance of the RO Backstop Shares and any Premium Shares to the Commitment Parties in the manner contemplated by this Agreement and the Plan shall be exempt from registration under Section 4(a)(2) of the Securities Act, Regulation S under the Securities Act or another available exemption. The Debtors have not and will not, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the Rights Offering and this Agreement in a manner that would require registration of the RO Backstop Shares or Premium Shares to be issued on the Plan Effective Date under the Securities Act. Neither the Debtors nor any other Person acting on their behalf have or will solicit offers for, or offer or sell, any RO Backstop Shares or Premium Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or directed selling efforts within the meaning of Regulation S under the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act, and all such persons have complied and will comply with the offering restrictions of Regulation S.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party, severally (in accordance with its Commitment Amount) and not jointly, represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Organization. Such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2 Organizational Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3 Execution and Delivery; Enforceability. This Agreement and each other Transaction Agreement to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is party or is bound or to which any of the property or assets or such Commitment Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.5 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the funding by such Commitment Party of its Commitment Amount of the Backstop Term Loans) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay, or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Commitment Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.6 No Registration. Such Commitment Party understands that (a) the RO Backstop Shares and the Premium Shares have not been registered under the Securities Act or any state or foreign securities or “Blue Sky” laws by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the RO Backstop Shares and Premium Shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.7 Purchasing Intent. Such Commitment Party is acquiring the RO Backstop Shares and Premium Shares for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with the Securities Act, any applicable securities or “Blue Sky” laws of any state of the United States or other applicable securities Laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with the Securities Act, any applicable securities or “Blue Sky” laws of any state of the United States and any applicable securities Laws. Such Commitment Party has not engaged in any short selling of or any hedging transaction with respect to the RO Backstop Shares or Premium Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

Section 5.8 Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the RO Backstop Shares and Premium Shares. Such Commitment Party understands and accepts that its investment in the RO Backstop Shares and Premium Shares involve risks. Such Commitment Party has received such documentation as it has deemed necessary to make an informed investment decision in connection with its investment in the RO Backstop Shares and the Premium Shares has had adequate time to review such documents prior to making its decision to invest, has had a full opportunity to ask questions of and receive answers from the Company or any person or persons acting on behalf of the Company concerning the terms and conditions of an investment in the Company and has made an independent decision to invest in the RO Backstop Shares and Premium Shares based upon the foregoing and other information available to it, which it has deemed adequate for this purpose. With the assistance of each Commitment Party’s own professional advisors, to the extent that such Commitment Party has deemed appropriate, such Commitment Party has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Backstop Term Loans and any Common Shares (including RO Backstop Shares and Premium Shares). Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Debtors.

Section 5.9 No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than the Transaction Agreements, the Advisors and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Backstop Term Loans and issuance of the RO Backstop Shares and Premium Shares.

Section 5.10 Sufficient Funds. Such Commitment Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability (or ability to cause its Related Purchasers) to fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering, fund such Commitment Party’s Rights Offering Backstop Commitment.

Section 5.11 Additional Securities Law Matters.

(a) Such Commitment Party has been advised by the Company that the RO Backstop Shares and Premium Shares are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that such Commitment Party must continue to bear the economic risk of the investment in its RO Backstop Shares and Premium Shares unless the offer and sale of its RO Backstop Shares and Premium Shares is subsequently registered under the Securities Act and all applicable state or foreign securities or “Blue Sky” laws or an exemption from such registration is available.

(b) Such Commitment Party (i) is either (x) a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act (“Rule 144A”) or an institutional “accredited investor” within the meaning of Rule 501(a) (1), (2), (3), (7), (8), (9), (12), or (13) of the Securities Act or (y) not a “U.S. Person” as such term is defined in Regulation S under the Securities Act (“Regulation S”) and is not acquiring the RO Backstop Shares or Premium Shares for the account or benefit of a U.S. person (as defined in Regulations S) and (ii) has the knowledge, skill and experience in business, financial and investment matters so that the undersigned is capable of evaluating the merits, risks and consequences of an investment in the RO Backstop Shares and any Premium Shares and is able to bear the economic risk of loss of such investment, including the complete loss of such investment. Such Commitment Party further represents that it fully understands the limitations on transfer and restrictions on sales and other dispositions set forth in this Agreement.

(c) If such Commitment Party is being issued the RO Backstop Shares and Premium Shares pursuant to Regulation S, such Commitment Party has been advised and acknowledges that: (a) in issuing and selling the Securities to such person who is not a “U.S. person” (as defined in Regulation S) (a “Non-U.S. person”) pursuant hereto, the Debtors are relying upon the “safe harbor” provided by Regulation S; (b) it is a condition to the availability of the Regulation S “safe harbor” that the RO Backstop Shares and Premium Shares not be offered or sold in the United States (as defined in Regulation S) or to a U.S. person until the expiration of a one-year “distribution compliance period” (or a six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) following the Closing Date; and (c) notwithstanding the foregoing, prior to the expiration of the one-year “distribution compliance period” (or six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) after the Closing (the “Restricted Period”), the RO Backstop Shares and Premium Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (X) if the offer or sale is within the United States or to or for the account of a U.S. person, the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (Y) the offer and sale is outside the United States and to other than a U.S. person. Such Commitment Party agrees that with respect to the RO Backstop Shares and Premium Shares, until the expiration of the Restricted Period: (a) such Non-U.S. person, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the RO Backstop Shares and Premium Shares, or any beneficial interest therein in the United States or to or for the account of a U.S. person; (b) notwithstanding the foregoing, the RO Backstop Shares and Premium Shares may be offered and sold by the holder thereof only if such offer and sale is made in compliance with the terms of this Agreement and either: (X) if the offer or sale is within the United States or to or for the account of a U.S. person, the securities are offered and sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act; or (Y) the offer and sale is outside the United States and to other than a U.S. person; and (c) such Non-U.S. person shall not engage in hedging transactions with regard to the Securities unless in compliance with the Securities Act. The restrictions in this Agreement applicable to such Commitment Parties are binding upon subsequent transferees of the applicable RO Backstop Shares and Premium Shares, except for transferees pursuant to an effective registration statement. Each such Commitment Party agrees that after the Restricted Period, the RO Backstop Shares and Premium Shares may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities laws. Each such Commitment Party acknowledges that at the time of offering to such Commitment Party and communication of such Commitment Party’s order to fund the Backstop Term Loans and at the time of such Commitment Party’s execution of this Agreement, such Commitment Party or persons acting on such Commitment Party’s behalf in connection therewith were located outside the United States.

(d) Such Commitment Party is not funding the Backstop Term Loans as a result of any advertisement, article, notice or other communication regarding the RO Backstop Shares or Premium Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or, to such Commitment Party’s knowledge, any other general solicitation or general advertisement or directed selling efforts.

Section 5.12 Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or threatened to which such Commitment Party is a party or to which any property of such Commitment Party is the subject that would reasonably be expected to prevent, materially delay or materially impair the ability of such Commitment Party to consummate the transactions contemplated hereby.

Section 5.13 Arm’s-Length. Such Commitment Party acknowledges and agrees that the Debtors are acting solely in the capacity of an arm’s-length contractual counterparty to such Commitment Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering).

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Orders Generally. The Debtors shall take all steps reasonably necessary and desirable, consistent with the Restructuring Support Agreement and the Plan, to (a) obtain entry of the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order, and any DIP Orders supported by and in form and substance satisfactory to the Requisite Commitment Parties, and (b) cause the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and any DIP Orders reasonably acceptable to the Requisite Commitment Parties to become Final Orders (and request that such Orders become effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable). The Debtors shall consult in good faith with the Akin Ad Hoc Group Advisors and the PW Ad Hoc Group Advisors regarding the form and substance of the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order and the DIP Orders, each of which, and any modifications, changes or amendments thereto, must be in form and substance reasonably acceptable to the Debtors and the Requisite Commitment Parties.

Section 6.2 Confirmation Order; Plan and Disclosure Statement. In accordance with Article VI of the Restructuring Support Agreement, the Debtors shall provide to each of the Commitment Parties and its counsel a copy of the proposed Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement as soon as reasonably practicable, but in no event less than two (2) Business Days prior to the date when the Debtors intend to file such documents, and shall consult in good faith with the Akin Ad Hoc Group Advisors and the PW Ad Hoc Group Advisors regarding the form and substance of any such proposed Plan and Disclosure Statement and any such proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement; provided, however, that in the event that not less than two (2) Business Days’ notice is impossible or impracticable under the circumstances, the Debtors shall provide draft copies of any motions or other pleadings to the PW Ad Hoc Group Advisors and the Akin Ad Hoc Group Advisors as soon as otherwise practicable before the date when the Debtors intend to file any such motion or other pleading. Each such proposed Plan and Disclosure Statement and any such amendment, modification, supplement or change to the Plan or the Disclosure Statement must be in form and substance reasonably acceptable to the Debtors and the Requisite Commitment Parties.

Section 6.3 Conduct of Business.

(a) Except as expressly set forth in this Agreement, the Restructuring Support Agreement, the Plan, the Plan Supplement (including, for the avoidance of doubt, the description of transaction steps), or with the prior written consent (email being sufficient) of the Requisite Commitment Parties (requests for which, including related information, shall be directed to the Advisors), during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Debtors shall operate in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan (as may be updated from time to time with the consent (which shall not be unreasonably withheld, delayed or conditioned) of the Requisite Commitment Parties for any material updates) taking into account the Restructuring Transactions and the commencement and pendency of the Chapter 11 Cases.

(b) For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Debtors and shall require the prior written consent (email being sufficient) of the Requisite Commitment Parties (which shall not be unreasonably withheld, delayed or conditioned), unless the same would otherwise be required under the Restructuring Support Agreement, the Plan, or this Agreement without the consent of any other party:

(i) entry into, or any material amendment, modification, termination, waiver, supplement, restatement or other change to, any Material Contract or any assumption of any Material Contract in connection with the Chapter 11 Cases (other than (A) any Material Contracts that are otherwise addressed by clause (vi) below, (B) any such amendment modification, waiver, supplement, restatement or other change that, taken as a whole, is no less favorable to the Debtors than the Contract prior thereto, or (C) any extension of a Material Contract on substantially similar terms in the ordinary course of business);

(ii) breach of any obligation under, or seeking to amend, suspend, waive, or terminate any of the Amended RingCentral Contracts;

(iii) entry into, or any material amendment, modification, waiver, supplement, restatement or other change to, any employment agreement or arrangement with its officers or members of senior management to which any of the Debtors is a party (other than (A) any such amendment, modification, waiver, supplement, restatement or other change that, taken as a whole, is no less favorable to the Debtors than the employment agreement as in effect prior thereto or that is not inconsistent in any material respect with the Restructuring Support Agreement and has been approved by the Bankruptcy Court and (B) any extension of such an employment agreement or arrangement on substantially similar terms in the ordinary course of business);

(iv) any (A) material increase in the benefits of or the compensation (whether in the form of salary, hourly rate, bonus, target bonus, equity award, severance or otherwise) payable to any current or former employee, director or individual independent contractor, or granting of any bonus, benefit payment (contingent or otherwise) or other direct or indirect compensation to any such individual, or (B) adoption or amendment of any material agreement that has the effect of the foregoing;

(v) any (A) hiring, transferring or termination by any of the Debtors without cause or (B) material reduction by any of the Debtors without cause in the title or responsibilities, in each case, of any employee or individual independent contractor who, as of the date of this Agreement, has annual compensation of greater than $250,000.00; provided, that the Debtors may terminate the employment of an employee without cause in accordance with the written cost savings plan provided to the Commitment Parties;

(vi) the adoption, termination or material amendment of any material Company Benefit Plan or other management or material employee incentive, bonus, benefit, termination pay, deferred compensation, retention, equity-based or equity plan, program, policy, agreement, or arrangement by any of the Debtors;

(vii) entry into, or any material amendment, modification, waiver, supplement, restatement or other change to, any Contract between any Debtor, on the one hand, and any director, officer, or greater than five percent (5%) stockholder of any of the Debtors, or Affiliate thereof, on the other hand (other than (A) any such amendment, modification, waiver, supplement, restatement, or other change that, taken as a whole, is no less favorable to the Debtors than the Contract prior thereto or (B) any extension of a Contract on substantially similar terms in the ordinary course of business);

(viii) make or change any material election in respect of Taxes or accounting policies of any Debtor or its Subsidiaries (other than elections made on a recurring basis consistent with past practice); change an annual accounting period; adopt or change any material method of accounting for Tax purposes; file any amended Tax return with respect to income or other material Taxes; enter into any closing agreement with respect to income or other material Taxes; settle or compromise any Tax claim, action or assessment in respect of income or other material Taxes; surrender any right to claim a refund, offset or other reduction of income or other material Taxes; consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment; enter into any Contract in respect of Taxes with any Governmental Entity; or take any other similar action relating to the filing of any Tax return or the payment of any income or other material Tax, in each case unless required by applicable Law or GAAP; and

(ix) commencement, release, assignment, compromise, discharge, waiver, settlement, agreement to settle or satisfaction of any material Legal Proceeding.

(c) Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Debtors prior to the Closing Date. Prior to the Closing Date, the Debtors shall exercise, consistent with the terms and conditions of this Agreement, control and supervision of the business of the Debtors.

Section 6.4 Access to Information; Confidentiality.

(a) Subject to applicable Law and Section 6.4(b), upon reasonable notice during the Pre-Closing Period, the Debtors shall afford the Commitment Parties and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Debtors’ business or operations, to the Debtors’ employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Debtors shall furnish reasonably promptly to such parties all reasonable information concerning the Debtors’ business, properties and personnel as may reasonably be requested by any such party; provided, that the foregoing shall not require the Debtors (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause any of the Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of any of the Debtors or (iii) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 6.4 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

(b) From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Commitment Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to Section 6.4(a), Section 6.5 or in connection with a request for approval pursuant to Section 6.3 (except that provision or disclosure may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.4(b) (and such Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 6.4(b), (B) becomes available to a Commitment Party or its Representatives on a non-confidential basis, (C) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such process, or (D) such Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided, that, such Commitment Party or such Representative shall provide the Company with prompt written notice of such legal compulsion and cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents. Notwithstanding the foregoing, any Commitment Party or its Affiliates or Representatives may disclose such information or documents without notice of any kind to any regulatory authority (including any self-regulatory authority) in connection with any routine examination, investigation, regulatory sweep or other regulatory inquiry not specifically targeted to the disclosing party.

(c) Except as required by this Agreement and the other Transaction Agreements, each of the Debtors agrees that it shall not directly disclose any material non-public information to any Commitment Party or its Representatives without the execution and delivery by the disclosing Debtor and such Commitment Party of a non-disclosure agreement containing customary cleansing mechanisms.

Section 6.5 Financial Information. During the Pre-Closing Period, the Debtors shall deliver to the Advisors to each Commitment Party that so requests, all financial statements, forecasts and reports the Debtors are required to promptly deliver pursuant to the Budget and Financial Reporting Requirements of the DIP Term Sheet or pursuant to the Information Covenants contained in the executed definitive documentation contemplated by the DIP Term Sheet. A waiver by the parties to the DIP Term Loan Facility and the DIP ABL Facility of their right to receive the Financial Reports shall limit the Debtors’ obligation to deliver the Financial Reports to the Commitment Parties in accordance with the terms of this Agreement.

Section 6.6 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Debtors or any Commitment Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) cooperating with the defense of any Legal Proceedings in any way challenging (A) this Agreement, the Plan, the Registration Rights Agreement or any other Transaction Agreement, (B) the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order or the DIP Orders or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Company Organizational Documents, Transaction Agreements, the Registration Rights Agreement and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b) Subject to applicable Laws or applicable rules relating to the exchange of information, and in accordance with the Restructuring Support Agreement, the Commitment Parties and the Debtors shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Commitment Parties or the Debtors, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Commitment Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

(c) Nothing contained in this Section 6.6 shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the Transaction Agreements.

Section 6.7 Registration Rights Agreement; Company Organizational Documents.

(a) The Plan will provide that from and after the Plan Effective Date each Commitment Party shall be entitled to registration rights to the extent provided in the Governance Term Sheet, pursuant to a registration rights agreement to be entered into as of the Plan Effective Date, which agreement shall be in form and substance consistent with the terms set forth in the Restructuring Support Agreement and otherwise in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

(b) The Plan will provide that on the Plan Effective Date, the Company Organizational Documents will be duly authorized, approved, adopted and in full force and effect. Forms of the Company Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

Section 6.8 Blue Sky. The Company shall, on or before the Closing Date, use reasonable best efforts to obtain an exemption for, or to qualify the offer, sale and issuance (as applicable) of the RO Backstop Shares and the Premium Shares to the Commitment Parties pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Closing Date. The Company shall use reasonable best efforts to timely make all filings and reports relating to the offer, sale and issuance (as applicable) of the RO Backstop Shares and the Premium Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.8.

Section 6.9 Use of Proceeds. The Debtors will apply the proceeds from the exercise of the Subscription Rights and the sale of the Backstop Term Loans and for the purposes identified in the Disclosure Statement and the Plan.

Section 6.10 Share Legend. Each certificate evidencing (i) RO Backstop Shares and (ii) Premium Shares issued hereunder shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such RO Backstop Shares or Premium Shares are uncertificated, such RO Backstop Shares or Premium Shares shall be subject to a restrictive notation substantially similar to the Legend in the share ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation. The Company shall promptly remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the share register or other appropriate Company records, in the case of uncertified shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold without volume limitations, manner of sale requirements or current public information requirements under Rule 144 of the Securities Act. The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.11 Antitrust Approval.

(a) Each Party agrees to use reasonable best efforts to (i) if applicable, file, or cause to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than 10 (ten) Business Days following the date hereof) and (ii) promptly furnish any documents or information reasonably requested by any Antitrust Authority.

(b) The Company and each Commitment Party that is subject to an obligation pursuant to the Antitrust Laws to notify or make any filing with respect to any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements and that has notified the Company in writing of such obligation (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other in the preparation of and as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally) of any material communications from or with an Antitrust Authority (except that no Party will be obligated to provide complete copies of its premerger filing submitted under the HSR Act); (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent practicable and permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all material correspondence and communications between such Filing Party or the Company and any Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to any Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Requisite Commitment Parties and the Company.

(c) Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d) The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws and to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of this Agreement. The communications contemplated by this Section 6.11 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.11 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.12 Alternative Restructuring Proposal. Notwithstanding anything to the contrary in this Agreement, and subject to the Restructuring Support Agreement, each of the Debtors and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or Representatives shall have the rights to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Debtor to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Debtor (including any Consenting Stakeholder), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals, in each case, if the board of directors of such Debtor determines, after consulting with counsel, in good faith, and consistent with its fiduciary duties, that (i) such Alternative Restructuring Proposal could maximize the value of the Debtors’ estates and recoveries to all their stakeholders as compared to the Restructuring Transactions, and (ii) proceeding with the Restructuring Transactions would be inconsistent with the applicable fiduciary duties of the board of directors of such Debtor. The Debtors shall (x) provide to the Advisors, on a professional eyes only basis, (1) a copy (if permitted by the submitting party) or a summary of the material terms (if providing a copy is not permitted by the submitting party) of any written offer or proposal (and notice and a description of any oral offer or proposal) for such Alternative Restructuring Proposal, if not barred under any applicable confidentiality agreement between any Debtor and the submitting party or such submitting party otherwise consents or (2) a summary of the material terms thereof, if any Debtor is bound by a confidentiality agreement with, or other known contractual or legal obligation of confidentiality to, the submitting party, in each case within one (1) Business Day of the Debtors’ or their advisors’ receipt of such offer or proposal and (y) provide such information to the Akin Ad Hoc Group Advisors and the PW Ad Hoc Group Advisors regarding such discussions (including copies of any materials provided to such parties hereunder) as necessary to keep the Akin Ad Hoc Group Advisors and the PW Ad Hoc Group Advisors reasonably informed as to the status and substance of such discussions.

Section 6.13 [Reserved].

Section 6.14 [Reserved].

Section 6.15 DTC Eligibility; Transferability. The Company shall use commercially reasonable efforts to promptly (a) make, when applicable from time to time after the Closing, all Common Shares eligible for deposit, clearance and settlement with DTC in accordance with applicable DTC rules and procedures and (b) ensure that the Common Shares can be transferred pursuant to Rule 144A, including compliance with the requirements under Rule 144(A)(d)(4) and any other applicable securities Laws.

Section 6.16 Exchange Delisting; Deregistration. The Company shall take all necessary or advisable steps to delist its common stock from the New York Stock Exchange and to deregister under the Exchange Act as promptly as practicable in compliance with SEC rules. The Company shall file post-effective amendments to terminate all currently effective Securities Act registration statements (the “Post-Effective Amendments”), and the Post-Effective Amendments shall become effective prior to the filing of Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022. By no later than fifteen (15) calendar days after the Petition Date, the Company or the New York Stock Exchange shall file a Form 25 with the SEC to delist the common stock of the Company from the New York Stock Exchange and deregister such common stock from Section 12(b) of the Exchange Act. By no later than ten (10) days after the filing of the Form 25 (or if such date is not a Business Day, the next Business Day), the Company shall file a Form 15 notifying the SEC of the suspension of the Company’s duty to file reports under Section 15(d) of the Exchange Act.

Section 6.17 [Reserved].

Section 6.18 Right to Cure. The Company shall permit each Commitment Party to cure, on its behalf or on behalf of any Related Purchaser, and shall provide the opportunity to cure, within such time as determined by the Company in good faith to be appropriate, any failure to submit Lender Subscription Forms or Noteholder Beneficial Owner Subscription Forms in accordance with the Rights Offering Procedures, or any defect or irregularity in Lender Subscription Forms and Noteholder Beneficial Owner Subscription Forms or otherwise in connection with its exercise of Subscription Rights under the Rights Offering Procedures (which cure period shall, to the extent reasonably practicable, be at least five (5) Business Days).

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order, which shall be in form and substance reasonably acceptable to the Requisite Commitment Parties in their sole discretion, and such Order shall be a Final Order.

(b) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order, which shall be in form and substance reasonably acceptable to the Requisite Commitment Parties in their sole discretion, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, which shall be in form and substance reasonably acceptable to the Requisite Commitment Parties, and such Order shall be a Final Order.

(d) Rights Offering. The Rights Offering shall have been conducted, in all material respects, in accordance with the Plan Solicitation Order, the Rights Offering Procedures and this Agreement, as applicable.

(e) Plan Effective Date. The Plan Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(f) Registration Rights Agreement; Company Organizational Documents.

(i) The Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Commitment Parties and the other parties thereto, and shall be in full force and effect.

(ii) The Company Organizational Documents, which shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties, shall have been duly approved and adopted and shall be in full force and effect.

(g) Expense Reimbursement. The Debtors shall have paid all Expense Reimbursements accrued through the Closing Date pursuant to Section 3.3; provided, that invoices for such Expense Reimbursement must have been received by the Debtors at least three (3) Business Days prior to the Closing Date in order to be required to be paid as a condition to Closing.

(h) Antitrust Approvals. All applicable waiting periods under any Antitrust Laws, or imposed by any Antitrust Authority, in connection with the transactions contemplated by this Agreement shall have been terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by a Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained.

(i) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement;

(j) Representations and Warranties.

(i) The representations and warranties of the Debtors contained in Sections 4.1 (Organization and Qualification), 4.2 (Corporate Power and Authority), 4.3 (Execution and Delivery; Enforceability), 4.4 (Authorized and Issued Equity Interests), 4.5 (Issuance), 4.6 (No Conflict), 4.11 (Absence of Certain Changes), 4.29 (Investment Company Act) and Section 4.31 (Securities Registration Exemption; No Integration; No General Solicitation) shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The representations and warranties of the Debtors contained in Sections 4.14 (Labor Relations), 4.20 (Environmental), 4.22 (Employee Benefit Plans) and 4.28 (No Broker’s Fees) shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii) The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(k) Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement and the Restructuring Support Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(l) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and there shall not exist, any Event that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(m) Officer’s Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(j) (Representations and Warranties), (k) (Covenants) and (l) (Material Adverse Effect) have been satisfied.

(n) Funding Notice. Each Commitment Party shall have received a Funding Notice (and a Replacement Funding Notice, if applicable) in accordance with the terms of Section 2.5.

(o) Restructuring Support Agreement Conditions Precedent. All Conditions Precedent to the Plan Effective Date (as such term is defined in the Restructuring Term Sheet) shall have been satisfied or waived in accordance with the Restructuring Support Agreement.

(p) Commitment Premium. The Company (or the other Debtors) shall have paid (or such amounts shall be paid concurrently with the Plan Effective Date) to each Commitment Party the applicable Commitment Premium.

(q) No Outstanding Funding Default. No Commitment Amount shall be subject to any Commitment Party Default that has not been funded by the Replacing Commitment Parties.

Section 7.2 Waiver of Conditions to Obligations of Commitment Parties. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver, provided, that any such waiver that would have the effect of amending, restating, modifying, or changing this Agreement or any of such Commitment Party’s rights hereunder in a manner that would otherwise require any Commitment Party’s consent pursuant to Section 10.8 (other than any such consent predicated on sub-section (C) of the first proviso in Section 10.8) shall also require the consent of such Commitment Party.

Section 7.3 Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with the Commitment Parties is subject to (unless waived by the Debtors) the satisfaction of each of the following conditions:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order in form and substance reasonably satisfactory to the Debtors, and such Order shall be a Final Order.

(b) Plan Solicitation Order. The Bankruptcy Court shall have entered the Plan Solicitation Order in form and substance reasonably satisfactory to the Debtors, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance satisfactory to the Debtors, and such Order shall be a Final Order.

(d) Plan Effective Date. The Plan Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(e) Antitrust Approvals. All applicable waiting periods under any Antitrust Laws, or imposed by any Antitrust Authority in connection with the transactions contemplated by this Agreement shall have been terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained.

(f) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(g) Representations and Warranties. The representations and warranties of the Commitment Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date), except where the failure to be so true and correct would not, individually or in the aggregate, prevent or materially impede the Commitment Parties from consummating the transactions contemplated by this Agreement.

(h) Covenants. The Commitment Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and the Restructuring Support Agreement and in any other document delivered pursuant to this Agreement, except where the failure to perform or comply would not, individually or in the aggregate, prevent or materially impede the Commitment Parties from consummating the transactions contemplated by this Agreement.

(i) Exit Financing. The Exit Financing shall have become effective, shall be for the amounts set forth in the Restructuring Support Agreement, if applicable, and shall otherwise be in forms and substance substantially in accordance with the Restructuring Support Agreement, or as otherwise set forth in the Plan and reasonably acceptable to the Debtors.

(j) Restructuring Support Agreement. The Restructuring Support Agreement shall remain in full force and effect in accordance with its terms and shall not have been terminated in accordance with its terms.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Upon the execution of this Agreement and subject to entry of the BCA Approval Order, the Company and the other Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers, and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties) arising out of a claim asserted by a third-party (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, including the Rights Offering Backstop Commitment, the Rights Offering, the payment of the Commitment Premium or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the fraud, bad faith or willful misconduct of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (a) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (b) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the funding of the Rights Offering Term Loans and Backstop Term Loans contemplated by the Rights Offering, this Agreement and the Plan bears to (b) the Commitment Premium paid or proposed to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Term Loan Funding Amount for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement. The BCA Approval Order shall provide that the obligations of the Debtors under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Debtors may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Debtors and the Requisite Commitment Parties.

Section 9.2 Automatic Termination; Termination by the Commitment Parties.

(a) Notwithstanding anything to the contrary in this Agreement, unless and until there is an unstayed Order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, and except as otherwise provided in this Section 9.2, at which point this Agreement may be terminated by the Requisite Commitment Parties upon written notice to the Debtors upon the occurrence of any of the following Events (unless otherwise provided herein), this Agreement shall terminate automatically as to all Parties without any further action or notice by any Party at 11:59 p.m., New York City time on the same date upon the occurrence of any of the following Events; provided, that, the Requisite Commitment Parties may waive such termination or extend any applicable dates in accordance with Section 10.7:

(i) the Closing Date has not occurred by 11:59 p.m., New York City time on the Outside Date (as it may be extended pursuant to Section 2.3(a)), unless prior thereto the Plan Effective Date occurs and the Rights Offering has been consummated;

(ii) the Restructuring Support Agreement is terminated as to all parties thereto in accordance with its terms; or

(iii) the Required Akin Ad Hoc Group Members or the Required PW Ad Hoc Group Members exercise their respective termination rights under the Restructuring Support Agreement.

(b) This Agreement may be terminated by the Requisite Commitment Parties as to all Parties, upon written notice to the Company upon the occurrence of any of the following Events:

(i) (A) the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(j) (Representations and

Warranties), Section 7.1(k) (Covenants) or Section 7.1(l) (Material Adverse Effect) not to be satisfied, (B) the Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Debtors, (C) notwithstanding anything to the contrary in Section 9.2(b), such breach or inaccuracy is not cured by the Company or the other Debtors by the tenth (10th) Business Day after receipt of such notice, and (D) as a result of such failure to cure, any condition set forth in Section 7.1(j) (Representations and Warranties), Section 7.1(k) (Covenants), or Section 7.1(l) (Material Adverse Effect) is not capable of being satisfied; provided, that no Commitment Party shall have the right to terminate this Agreement pursuant to this Section 9.2(b)(i) if such Commitment Party is then in willful or intentional breach of this Agreement;

(ii) five (5) Business Days after any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or a material portion of the transactions contemplated by this Agreement or the other Transaction Agreements, in each case, on substantially the terms provided for therein and such Law or final non-appealable Order remains in effect after such five (5) Business Day period;

(iii) the Company or any other Debtor (A) proposes, files, amends, or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documents in a manner that is materially inconsistent with this Agreement; (B) suspends or revokes the Transaction Agreements; or (C) publicly announces its intention to take any such action listed in sub-clauses (A) or (B) of this subsection, which the Company or the relevant Debtors have not withdrawn or rescinded, in each case within five (5) Business Days following the receipt of written notice from any Commitment Party to the Company and the other Commitment Parties;

(iv) any of the Orders approving this Agreement, the Restructuring Support Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or written consent of the Requisite Commitment Parties (and such action has not been reversed or vacated within fourteen (14) calendar days after its issuance) in a manner that prevents or prohibits the consummation of a material portion of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in each case, on substantially the terms provided for therein;

(v) the Company or any of the other Debtors files any motion, application or adversary proceeding (or any of the Company or any of the other Debtors supports any such motion, application, or adversary proceeding filed or commenced by any third party) challenging the validity or enforceability, or seeking avoidance or subordination, of the First Lien Claims, provided, that the Company or any of the other Debtors shall have until 5:00 p.m., New York City time on the fifth (5th) Business Day following receipt of a written notice from any Commitment Party to the Company and the other Commitment Parties to withdraw such motion, application or adversary proceeding or otherwise cure before the Requisite Commitment Parties are permitted to terminate pursuant to this Section 9.2(b)(v);

(vi) (A) the Bankruptcy Court approves or authorizes an Alternative Restructuring Proposal; or (B) any of the Debtors enters into any Contract providing for the consummation of any Alternative Restructuring Proposal or files any motion or application seeking authority to propose, join in or participate in the formation of, any actual or proposed Alternative Restructuring Proposal, and, in the case of clause (B), such Contract has not been terminated or such motion or application has not been withdrawn, as applicable, in each case within five (5) Business Days following the receipt of written notice from any Commitment Party to the Company and the other Commitment Parties;

(vii) an “Event of Default,” an acceleration of the obligations, or a termination of commitments occurs under the DIP Term Loan Facility or the DIP ABL Facility, unless such event or action is waived or rescinded, as applicable, or the obligations under the DIP Term Loan Facility, as applicable, are repaid in full, in each case within five (5) Business Days following such event or action;

(viii) five (5) Business Days after the occurrence of the stated maturity date under either the DIP Term Loan Facility or the DIP ABL Facility without the Plan having been substantially consummated; or

(ix) any of the Milestones have not been achieved, extended, or waived within five (5) Business Days after the date of such Milestone as set forth in the Restructuring Support Agreement.

Section 9.3 Termination by the Debtors. This Agreement may be terminated by the Debtors as to all Parties upon written notice to each Commitment Party upon the occurrence of any of the following Events, subject to the rights of the Debtors to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event:

(a) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements, in each case, on substantially the terms provided for therein, in a way that cannot be remedied in all material respects by the Debtors in a manner reasonably satisfactory to the Requisite Commitment Parties;

(b) subject to the right of the Commitment Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a) (which will be deemed to cure any breach by the replaced Commitment Party for purposes of this subsection (b)), (i) any Commitment Party shall have breached any representation, warranty, covenant or other agreement made by such Commitment Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(g) (Representations and Warranties) or Section 7.3(h) (Covenants) not to

be satisfied, (ii) the Debtors shall have delivered written notice of such breach or inaccuracy to such Commitment Party, (iii) such breach or inaccuracy is not cured by such Commitment Party by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.3(g) (Representations and Warranties) or Section 7.3(h) (Covenants) is not capable of being satisfied; provided, that the Debtors shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if any Debtor is then in willful or intentional breach of this Agreement;

(c) the BCA Approval Order, Plan Solicitation Order, Confirmation Order or any DIP Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Debtors in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Debtors;

(d) any of the Orders approving any Exit Financing, this Agreement, the Restructuring Support Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or consent (not to be unreasonably withheld, conditioned or delayed) of the Debtors (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the Restructuring Transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Debtors; or

(e) the board of directors or managers or similar governing body of any Debtor determines, after consulting with outside counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal.

Section 9.4 Effect of Termination.

(a) Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III and to satisfy their indemnification obligations pursuant to Article VIII shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in Article VIII, this Section 9.4 and Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.11 (Damages), nothing in this Section 9.4 shall relieve any Party from liability for its fraud, gross negligence or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If this Agreement is terminated other than pursuant to Section 9.3(b), then the Debtors shall pay the dollar amount of the Commitment Premium in cash to the Commitment Parties or their designees based upon their respective Commitment Amounts on the date of termination, by wire transfer of immediately available funds to such accounts as the Commitment Parties may designate within three (3) Business Days following such termination; if this Agreement is terminated pursuant to Section 9.3(b), then the Debtors shall pay the dollar amount of the Commitment Premium in cash to the non-breaching Commitment Parties or their designees based upon their respective Commitment Amounts on the date of termination, by wire transfer of immediately available funds to such accounts as the non-breaching Commitment Parties may designate within three (3) Business Days following such termination.

(c) To the extent that all amounts due in respect of the Commitment Premium pursuant to Section 9.4(b) have actually been paid by the Debtors to the Commitment Parties in connection with a termination of this Agreement, then (without limitation of any rights or remedies under the Restructuring Support Agreement), the Commitment Parties shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, (other than obligations and liabilities pursuant to Section 8.1, any Expense Reimbursement and any other obligation or liability that expressly survives the termination of this Agreement) except for liability for intentional fraud, gross negligence or willful or intentional breach of this Agreement pursuant to Section 9.4(a). The Commitment Premium payable pursuant to this Section 9.4 shall constitute an allowed administrative expense claim of the Debtors’ estates pursuant to sections 503(b) and 507 of the Bankruptcy Code.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a) If to the Company or any of the other Debtors:

Avaya Holdings Corp.

350 Mt. Kemble Avenue

Morristown, NJ 07960 Attention: Vito Carnevale, General Counsel and Shefali Shah, Chief

Administrative Officer

Email: vcarnevale@avaya.com; sashah@avaya.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Patrick J. Nash

Email: patrick.nash@kirkland.com

and:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua A. Sussberg; Aparna Yenamandra

Email: joshua.sussberg@kirkland.com; aparna.yenamandra@kirkland.com

(b) If to the Commitment Parties:

To each Commitment Party at the addresses or e-mail addresses set forth below the Commitment Party’s signature in its signature page to this Agreement.

with a copy, solely in the case of Commitment Parties that are members of the Akin Ad Hoc Group (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, New York 10036

Attention: Ira Dizengoff; Philip Dublin; Naomi Moss

Email: idizengoff@akingump.com; pdublin@akingump.com; nmoss@akingump.com with a copy, solely in the case of Commitment Parties that are members of the PW Ad Hoc Group (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 6th Avenue

New York, New York 10019

Attention: Andrew N. Rosenberg; Brian Hermann; Brian Bolin; Joseph M. Graham; Xu Pang

Email: arosenberg@paulweiss.com; bhermann@paulweiss.com; bbolin@paulweiss.com; jgraham@paulweiss.com; xpang@paulweiss.com with a copy, solely in the case of Commitment Parties that are holders of Secured Exchangeable Notes Claims (which shall not constitute notice) to:

Debevoise & Plimpton LLP

66 Hudson Boulevard

New York, New York 10001

Attention: Sidney P. Levinson

Email: slevinson@debevoise.com

Section 10.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Debtors and the Requisite Commitment Parties, other than an assignment by a Commitment Party expressly permitted by and in accordance with Section 2.4, and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties. Notwithstanding anything to the contrary herein, each Party recognizes, acknowledges and agrees that this Agreement binds only the desk or business unit that executes this Agreement and shall not be binding on any other desk, business unit or affiliate, unless such desk, business unit or affiliate separately becomes a Party hereto.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement (including the Schedules attached hereto and the documents and instruments referred to in this Agreement) and the Restructuring Support Agreement constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties will each continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.8.

Section 10.4 Governing Law; Venue. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Upon the commencement of the Chapter 11 Cases, each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

Section 10.5 Binding Agreement. Each Party agrees that this Agreement is a binding and enforceable agreement with respect to the subject matter contained herein or therein (including an obligation to negotiate in good faith).

Section 10.6 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.7 Counterparts. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery (including by .pdf), each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

Section 10.8 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Debtors and the Requisite Commitment Parties (other than a Defaulting Commitment Party); provided, that, in addition, each affected Commitment Party’s prior written consent shall be required for any amendment that would have the effect of: (a) modifying such Commitment Party’s Commitment Amount, (b) increasing or decreasing the Term Loan Funding Amount to be paid in respect of the Rights Offering Term Loans or Backstop Term Loans, (c) [Reserved]; (d) [Reserved]; (e) amending any of the following: (i) Section 2.4 (Designation of Related Purchasers; Assignment of Commitment Rights) (solely to the extent such amendment limits such Commitment Party’s ability to designate Related Purchasers or make any Commitment Transfer), (ii) Section 3.2 (Payment of Commitment Premium), (iii) [Reserved], or (iv) [Reserved]; or (f) otherwise materially adversely and disproportionately modifies the rights of such Commitment Party hereunder; provided, further, that, in addition, each Commitment Party’s prior written consent shall be required for any amendment that would have the effect of amending any of the following: (A) Section 6.15 (DTC Eligibility; CUSIP; Transferability), (B) this Section 10.8, (C) Section 9.2(a)(ii), or (D) the definition of “Requisite Commitment Parties.” The terms and conditions of this Agreement may be waived (i) by the Debtors only by a written instrument executed by the Debtors and (ii) by the Commitment Parties only by a written instrument executed by the Requisite Commitment Parties, each affected Commitment Party, or each Commitment Party, as applicable, in accordance with the first sentence of this Section 10.8). No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further wavier or exercise thereof or the waiver or exercise of any other right, power or privilege pursuant to this Agreement. Except as otherwise provided in this Agreement, the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity. For the avoidance of doubt, nothing in this Agreement shall affect or otherwise impair the rights, including consent rights, of the Commitment Parties under the Restructuring Support Agreement or any other Definitive Document. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

Section 10.9 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.10 Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled, whether at law, in equity or otherwise. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law, in equity or otherwise.

Section 10.11 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits as a result of any breach of or other claim or cause of action arising out of or in connection with this Agreement.

Section 10.12 No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties or to the Debtors, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm or disclose to the other Commitment Parties any information relating to the Company or any other Debtor that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and each Commitment Party confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its RO Backstop Shares or Premium Shares.

Section 10.13 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Debtors and the Commitment Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.13 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases. Except as required by applicable Law or as ordered by the Bankruptcy Court or other court of competent jurisdiction, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Party) the Commitment Amount of any Commitment Party set forth on the Commitment Schedule or the holdings information of any Commitment Party without such Commitment Party’s prior written consent, and if the Company determines that it is required to attach a copy of this Agreement to any Definitive Documents or any other filing or similar document relating to the transactions contemplated hereby, it will redact any reference to or concerning a specific Commitment Party’s Commitment Amount or the holdings information of any Commitment Party.

Section 10.14 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.15 shall relieve or otherwise limit the liability of any Party hereto, any Related Purchaser, or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, prior to the Plan Effective Date, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties, any Related Purchaser, or their respective successors and permitted assigns, as applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

AVAYA HOLDINGS CORP.

By:	/s/ Eric Koza
Name: Eric Koza
Title: Authorized Signatory

DEBTORS,

AVAYA CALA INC.

AVAYA CLOUD INC.

AVAYA EMEA LTD.

AVAYA FEDERAL SOLUTIONS INC.

AVAYA HOLDINGS CORP.

AVAYA HOLDINGS LLC

AVAYA INC.

AVAYA INTEGRATED CABINET SOLUTIONS LLC AVAYA MANAGEMENT LP

AVAYA MANAGEMENT SERVICES INC.

AVAYA WORLD SERVICES INC.

CAAS TECHNOLOGIES, LLC

CTINTEGRATIONS, LLC

HYPERQUALITY II, LLC

HYPERQUALITY, INC.

INTELLISIST, INC.

KNOAHSOFT, INC.

SIERRA ASIA PACIFIC INC.

SIERRA COMMUNICATION INTERNATIONAL LLC UBIQUITY SOFTWARE CORPORATION

VPNET TECHNOLOGIES, INC.

By:	/s/ Eric Koza
Name: Eric Koza
Title: Authorized Signatory

[Signature page to Backstop Commitment Agreement]

[All Commitment Parties Signature Pages Released to Debtors]

COMMITMENT PARTIES

[NAME]

By:
Name:
Title:

Notice Information [Address]

[Email address]

[Attention to:]

[Signature page to Backstop Commitment Agreement]

SCHEDULE 1

Commitment Schedule

EXHIBIT A

Form of Transfer Notice

Date: [•]

Avaya Holdings Corp.

350 Mt. Kemble Avenue

Morristown, NJ 07960

Attention: Vito Carnevale, General Counsel and Shefali Shah, Chief Administrative Officer

Email: vcarnevale@avaya.com; sashah@avaya.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Patrick J. Nash

Email: patrick.nash@kirkland.com

and:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Joshua A. Sussberg; Aparna Yenamandra

Email: joshua.sussberg@kirkland.com; aparna.yenamandra@kirkland.com

Re: Transfer Notice Under Backstop Commitment Agreement

Reference is hereby made to that certain Backstop Commitment Agreement, dated as of February 14, 2023, (the “Backstop Commitment Agreement”), by and among the Company, the other Debtors, and the Commitment Parties. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Backstop Commitment Agreement.

The purpose of this notice (“Notice”) is to advise you, pursuant to Section 2.4(b) of the Backstop Commitment Agreement, of the proposed transfer (the “Commitment Transfer”) by [•] (the “Transferor”) to [•] (the “Transferee”) of the Transferor’s Commitment Amount in the amount of $[•] (the “Transferred Commitment Amount”).

The Transferor hereby represents that, after giving effect to this Commitment Transfer and any transfer of First Lien Claims held by it to the Transferee effectuated prior to or simultaneously with this Commitment Transfer, the Transferor’s remaining Rights Offering Backstop Commitment does not (and will not) exceed its Participant Term Loan Allocation or Non-Participant Term Loan Allocation, as applicable.

The Transferee hereby represents that, after giving effect to this Commitment Transfer and any transfer of First Lien Claims held by the Transferor to the Transferee effectuated prior to or simultaneously with this Commitment Transfer, the Transferee’s aggregate Rights Offering Backstop Commitment does not (and will not) exceed its Participant Term Loan Allocation or Non-Participant Term Loan Allocation, as applicable.

The Transferee represents to the Company and the Transferor to the matters set forth in Article V of the Backstop Commitment Agreement as if such Transferee were a Commitment Party (or a Commitment Party’s Related Purchaser) under the Backstop Commitment Agreement.

This Notice shall serve as a Transfer Notice in accordance with the terms of the Backstop Commitment Agreement, including Section 2.4(b) thereof. Please acknowledge receipt of this Notice delivered in accordance with Section 2.4(b) by returning a countersigned copy of this Notice to the Transferor, the Transferee, and the applicable Advisors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Notice to be executed and delivered as of the date first written above.

[TRANSFEROR]

By:
Name:
Title:

[TRANSFEREE]

By:
Name:
Title:

Acknowledged and accepted by

AVAYA HOLDINGS CORP.

By:
Name:
Title: